Exhibit 4.24

DATED: 14 January, 2005

THE SECRETARY OF STATE FOR TRADE AND INDUSTRY

NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED

(to be renamed Nuclear Liabilities Fund Limited)

BRITISH ENERGY GENERATION (UK) LIMITED

BRITISH ENERGY GENERATION LIMITED

BRITISH ENERGY GROUP PLC

- AND -

BRITISH ENERGY HOLDINGS PLC

CONTRIBUTION AGREEMENT

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(CDR/JPW/TP)

CONTENTS

1.	INTERPRETATION	2

2.	PAYMENT OBLIGATIONS AND ISSUE OF BONDS	12

3.	DECOMMISSIONING PAYMENTS	12

4.	PWR FUEL PAYMENTS	15

5.	ISSUE OF BONDS	16

6.	NLF PAYMENTS	16

7.	NLF CASH FLOW STATEMENTS	18

8.	CASH RESERVES	20

9.	TARGET AMOUNT	21

10.	FORECAST EXPENDITURE RESERVE	22

11.	NLF CONVERSION RIGHTS	24

12.	COVENANTS	28

13.	CONTRACT REVIEW	28

14.	ACKNOWLEDGEMENTS	29

15.	SET-OFF AND WITHHOLDING; TAX ADJUSTMENT	29

16.	INTEREST AND ADJUSTMENT FOR INFLATION	30

17.	DEFAULT EVENTS	32

18.	DISPUTE RESOLUTION	35

19.	LIABILITY	37

20.	RELEASE OF BE PARTIES	37

21.	REMEDIES AND WAIVERS	37

22.	ASSIGNMENT	37

23.	ENTIRE AGREEMENT	39

24.	NOTICES	40

25.	ANNOUNCEMENTS	41

26.	CONFIDENTIALITY	42

27.	COSTS AND EXPENSES	43

28.	COUNTERPARTS	44

29.	INVALIDITY	44

30.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	44

31.	CHOICE OF GOVERNING LAW	44

32.	JURISDICTION	44

33.	AGENT FOR SERVICE	45

SCHEDULES

CONTRIBUTION AGREEMENT

DATE:        January, 2005

PARTIES:

(1)	THE SECRETARY OF STATE FOR TRADE AND INDUSTRY, of One Victoria Street, London SW1H 0ET (the “Secretary of State”);

(2)	NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED, of 16 Rothesay Place, Edinburgh EH3 7SQ (registered in Scotland No. SC164685) (to be renamed Nuclear Liabilities Fund Limited) (“NLF”);

(3)	BRITISH ENERGY GENERATION (UK) LIMITED, of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC117121) (“BEG(UK)”);

(4)	BRITISH ENERGY GENERATION LIMITED, of Barnett Way, Barnwood, Gloucester GL4 3RS (registered in England No. 03076445) (“BEG”);

(5)	BRITISH ENERGY GROUP PLC, of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC270184) (“BE plc”); and

(6)	BRITISH ENERGY HOLDINGS PLC, of Systems House, Alba Campus, Livingston EH54 7EG (registered in Scotland No. SC270186) (“Holdings”).

BACKGROUND

(A)	In 1996 the Secretary of State privatised certain parts of the nuclear generation industry in the United Kingdom through a sale of shares in British Energy Plc (“British Energy”).

(B)	To facilitate the privatisation, a segregated fund was established for the purpose of providing arrangements for funding certain nuclear decommissioning liabilities of BEG and BEG(UK), and for this purpose the Nuclear Trust and NLF were established.

(C)	In September 2002, British Energy initiated discussions with the Secretary of State with a view to seeking immediate financial support and to enable a longer term restructuring of the Group to take place.

(D)	In November 2002, British Energy announced the principles of a restructuring of the Group with its significant financial creditors which, together with other proposals agreed between British Energy and the Secretary of State, were intended to lead to a solvent restructuring of British Energy.

(E)	British Energy, certain other members of the British Energy group and its significant financial creditors entered into a creditors’ restructuring agreement (the “Creditor Restructuring Agreement”) dated as of 30 September 2003 under the terms of which a solvent restructuring of the British Energy group would be effected. The solvent restructuring of the British Energy group thereby effected involved, inter alia, the creation of a new ultimate parent company, BE plc and a new wholly-owned subsidiary of BE plc, Holdings. BE plc and Holdings will become the holding companies of BEG and BEG(UK).

(F)	The proposals agreed between the Secretary of State and British Energy in connection with the restructuring of British Energy included a change to the manner in which the decommissioning liabilities of the Group are to be funded and a proposal for the funding of the contracted nuclear liabilities of the Group and certain of the uncontracted nuclear liabilities of the Group, with British Energy agreeing to make additional contributions to NLF to meet such liabilities.

(G)	On 1 October 2003, British Energy, BEG, BEG(UK), certain other members of the British Energy group, NLF and the Secretary of State entered into an agreement (the “Government Restructuring Agreement”) under the terms of which they agreed to enter into the agreements that constitute the Liabilities Documents (as defined below), including, amongst other agreements, this Agreement.

(H)	Subject to the conditions set out in the Government Restructuring Agreement (which have been satisfied in full or waived in accordance with the terms thereof), the parties have agreed, inter alia, to enter into this Agreement, in order to record the provisions to effect the transactions described in Recital (F).

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals):

“Accelerated Decommissioning Payment”	has the meaning set out in clause 3.3;

“Accounts”	means, in respect of a Financial Period, the annual consolidated audited accounts of the Group;

“Additional Payment”	has the meaning set out in paragraph 2(B) of Schedule 2 (Calculation of NLF Payment Percentage);

“Adjusted Net Cash Flow”	means, in respect of any Financial Period, the cash flow of the Group for that Financial Period as calculated in accordance with clause 7.3;

“Adjustment Amount”	has the meaning set out in clause 6.5(B)(iii);

“Agreed Collateral Purposes”	means providing collateral for, and for operations ancillary to, the generation, sale and purchase by the Group of electricity;

“Auditors”	means the auditors for the time being of BE plc or, in the event of their being unable or unwilling to carry out any action requested of them pursuant to this Agreement, such other firm of auditors or financial advisers as BE plc may select for that purpose and NLF may in writing approve (such approval not to be unreasonably withheld or delayed) or, failing selection by BE plc within 15 Business Days of BE plc becoming aware that its auditors are so unable or unwilling, as NLF, in consultation with the Secretary of State, may select;

“BEG Entity”	means each of BEG and BEG(UK);

“BE Party”	means each of BEG, BEG(UK), BE plc and Holdings;

“Board”	means the board of directors from time to time of the BE Party in the relevant provision;

“Bonds”	means the £550,000,000 of 7 per cent. guaranteed bonds due 2005-2022 to be issued by Holdings pursuant to the terms of the Trust Deed;

“Capital Distribution”	means any non-cash dividend or distribution by a member of the Group (other than to another member of the Group), whether of assets or other property, and whenever paid or made and however described, provided that where a Cash Distribution is announced which is to be, or may at the election of a holder or holders of Ordinary Shares be, satisfied by the issue or delivery of Ordinary Shares or other non-cash property or assets, then the Cash Distribution in question shall be treated as a Capital Distribution of the Fair Market Value of such Ordinary Shares or other property or assets issued or delivered in satisfaction of such Cash Distribution;

“Cash”	means:

	(A)	cash in hand and deposits repayable on demand with any qualifying financial institution;

	(B)	any other cash deposits, regardless of their repayment maturity;

(C)

current asset investments held as readily disposable stores of value, being investments which are disposable by the holder without curtailing or disrupting its or any member of the Group’s business and which are either readily convertible into known amounts of cash at or close to their carrying amount or traded in an active market; and

	(D)	any investment permitted under clause 8.2;

but:

	(E)	excluding cash or deposits subject to escrow or similar restrictions; and

	(F)	deducting overdrafts from any qualifying financial institution repayable on demand;

“Cash Distribution”	means any Cash payment made by any member of the Group to its ordinary shareholders or any other shareholders of that Group member in their capacity as shareholders of that Group member (other than Cash payments made to a shareholder which is itself a Group member), whether by means of dividend, purchase or redemption of share capital by or on behalf of BE plc or any other member of the Group, or otherwise;

“Cash Reserves”	means:

	(A)	Cash within the Group; and

	(B)	cash applied to the Agreed Collateral Purposes,

in an amount up to the Target Amount, but excludes the Forecast Expenditure Reserve;

“Collateral Amount”	means the amount of cash which is applied to the Agreed Collateral Purposes;

“Committed Facilities”	means facilities for borrowing (excluding facilities repayable on demand) made available to any member of the Group by third party financial institutions:

	(A)	which have a remaining term of at least 18 months; and

	(B)	which are available unconditionally to the entity in question subject only to customary conditions precedent relating to exercise of drawdown, which conditions immediately prior to such exercise, in the opinion of the Board acting reasonably, will be met and will continue to be met for at least 18 months thereafter;

“Conversion”	has the meaning set out in clause 11.1;

“Conversion Date”	means, in respect of any Conversion, the date on which NLF’s right to receive NLF Payments is converted into Conversion Shares following the exercise of the NLF Conversion Rights pursuant to, and in accordance with, clause 11.1;

“Conversion Shares”	has the meaning set out in clause 11.1;

“CTA Global Bond”	means the £150,000,000 7 per cent. guaranteed bonds to be represented by a global bond certificate and issued by Holdings;

“Current Market Price”	has the meaning set out in paragraph 6 of Schedule 2 (Calculation of NLF Payment Percentage);

“Dealing Day”	means a day on which the London Stock Exchange is open for business and Ordinary Shares may be dealt in;

“Decommissioning Default Payment”	has the meaning set out in clause 17.2;

“Decommissioning Payment Date”	means each of the dates set out in Schedule 5 (Decommissioning Payments);

“Decommissioning Payments”	means the payments to be made to NLF by the BEG Entities in connection with the costs of decommissioning the Power Stations pursuant to, and in accordance with, clause 3 (Decommissioning Payments), as set out in Schedule 5 (Decommissioning Payments);

“Deed of Adherence”	means a deed of adherence in the form or substantially the form set out in Part 1 of Schedule 6 (Form of Deed of Adherence);

“Default Event”	has the meaning set out in clause 17.6;

“Dispute”	has the meaning set out in clause 18.1;

“Eggborough”	means the 2000MW coal-fired power station located at Eggborough, Yorkshire;

“Expert”	has the meaning given in clause 18.6;

“Expert Resolution”	means resolution of a Dispute by an Expert pursuant to, and in accordance with the terms of, clause 18 (Dispute Resolution);

“Fair Market Value”	means, with respect to any property on any date, the fair market value of that property as determined by the Investment Bank, provided that:

	(A)	the fair market value of an Ordinary Share on any date shall be the Current Market Price of an Ordinary Share on that date;

	(B)	the fair market value of a cash dividend paid or to be paid per Ordinary Share shall be the amount of such cash dividend per Ordinary Share determined as at the date of announcement of such dividend; and

	(C)	where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by such investment bank) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five trading days on the relevant market commencing on the first such trading day such options, warrants or other rights are publicly traded, in each case converted into pounds sterling (if expressed in a currency other than pounds sterling) at such rate of exchange as may be determined in good faith by the Investment Bank to be the spot rate ruling at the close of business on that date (or if no such rate is available on that date, the equivalent rate on the immediately preceding day on which such a rate is available);

“Financial Period”	means an accounting period for the Accounts, as adopted by BE plc from time to time in accordance with the Companies Act 1985;

“Forecast Expenditure Reserve”	has the meaning set out in clause 10.1;

“Group Borrowings”	means the aggregate indebtedness of the Group for or in respect of:

	(A)	moneys borrowed;

	(B)	any amount raised by acceptance under any acceptance credit facility;

	(C)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

	(D)	the amount of any liability in respect of any lease or hire purchase contract;

	(E)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of borrowing;

	(F)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

	(G)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (A) to (F) above;

“Incremental Collateral Amount”	means the amount from time to time by which the Collateral Amount exceeds £200 million;

“Initial Resolution Period”	has the meaning given in clause 18.3;

“Investment Bank”	has the meaning given in clause 18.18;

“Investment Grade Rating”	means a credit rating for the long-term, unsecured, unguaranteed and unsubordinated debt of the Group of:

	(C)	Baa3 or higher from Moody’s; or

	(D)	BBB- or higher from Standard & Poor’s; or

	(E)	BBB- or higher from Fitch; or

	(F)	if all of those rating agencies have ceased business, the minimum rating recognised generally in international capital markets as being an investment grade rating from another rating agency of international repute;

“Issue”	means the issue to NLF of certain of the Bonds pursuant to clause 2(B);

“Issue Date”	has the meaning given in the terms and conditions of the Bonds;

“New Bonds”	means the £700,000,000 7 per cent. guaranteed bonds due 2005-2022 to be issued by Holdings pursuant to the Trust Deed, comprising the Bonds and the CTA Global Bond;

“NLFA”	means the Nuclear Liabilities Funding Agreement of even date between the Secretary of State, NLF and each of the BE Parties;

“NLF Cash Flow Statement”	means the cash flow statement for each Financial Period to be prepared by BE plc pursuant to, and in accordance with, clause 7 (NLF Cash Flow Statements) and Schedule 4 (Form of NLF Cash Flow Statement);

“NLF Conversion Right”	means the right of NLF to convert its right to receive the NLF Payments into convertible ordinary shares issued by BE plc in accordance with, and subject to, clause 11 (NLF Conversion Rights);

“NLF Payment Date”	has the meaning set out in clause 6.1;

“NLF Payment Percentage”	means the percentage from time to time calculated in accordance with clause 11 (NLF Conversion Rights) and Schedule 2 (Calculation of NLF Payment Percentage);

“NLF Payments”	means the payments to be made to NLF by BE plc or the Nominee pursuant to, and in accordance with clause 6 (NLF Payments);

“Nominee”	has the meaning given in clause 6.1;

“Notice of Dispute”	has the meaning given in clause 18.1;

“Ordinary Shareholders”	means the holders from time to time of the Ordinary Shares;

“Ordinary Shares”	means ordinary shares in BE plc;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“PWR Fuel”	means the fuel from time to time loaded into the Sizewell B Power Station reactor and such fuel shall be treated as being loaded when it has been placed within the reactor’s pressure vessel and detached from the fuelling mast;

“PWR Fuel Payments”	means the payments to be made to NLF by the BEG Entities pursuant to, and in accordance with, clause 4 (PWR Fuel Payments) in connection with the costs of managing PWR Fuel;

“PWR Fuel Payment Date”	means, in relation to each loading of PWR Fuel, the date falling four Business Days after such loading has been completed, as certified by an executive director of BEG;

“Record Date”	means, in respect of any Cash Distribution, the date by reference to which the entitlement of the relevant shareholders to such Cash Distribution is determined;

“Relevant Period”	has the meaning set out in clause 7.3;

“Securities”	includes, without limitation, shares in the capital of BE plc, Treasury Shares and options, warrants or other rights to subscribe or purchase shares in the capital of BE plc;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Share Offering”	has the meaning set out in clause 11.9;

“Target Amount”	means the aggregate of £490 million, as altered from time to time by BE plc pursuant to clause 9.1, and the Incremental Collateral Amount;

“Trading Policies”	means those trading policies (including, without limitation, in respect of the level of speculative trading conducted by the relevant member of the Group) from time to time agreed by the Board in accordance with the requirements of paragraph 2(D) of Schedule 3 (Covenants);

“Treasury Shares”	means shares in the capital of BE plc held by BE plc as treasury shares pursuant to The Companies (Acquisition of Own Shares) (Treasury Shares) Regulations 2003;

“Trust Deed”	means the trust deed constituting the New Bonds between Holdings (as Issuer), the Trustee (as Trustee) and certain members of the Group (as Guarantors);

“Trustee”	means the Law Debenture Trust Corporation p.l.c.;

“UKLA”	means the UK Listing Authority; and

“Weighted Average Payment Percentage”	means, in respect of any Financial Period, the aggregate of the NLF Payment Percentage for each day in that Financial Period (calculated to four decimal places) divided by the number of days in that Financial Period (rounded to four decimal places).

1.2	In this Agreement, unless otherwise stated or the context requires otherwise:

(A)	words importing the singular only shall include the plural and vice versa;

(B)	words importing any gender shall include all other genders;

(C)	words importing natural persons shall include corporations;

(D)	references to any “party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(E)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(F)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(G)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(H)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(I)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

(J)	any reference to a “qualifying financial institution” shall have the meaning given to that expression in Financial Reporting Standard 1 (Revised 1996) issued by the Accounting Standards Board;

(K)	(i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(L)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and reference to this Agreement shall include the Schedules;

(M)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(N)	a reference to a “clause” or a “Schedule” is a reference to a clause of, or a schedule to, this Agreement; and

(O)	a reference to a “paragraph” is a reference to a paragraph within a clause or a Schedule.

1.3	All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

1.4	Capitalised terms not otherwise defined in this Agreement have the meanings ascribed to them in the NLFA.

1.5	Any payment to be made pursuant to this Agreement (including, without limitation, the Accelerated Decommissioning Payments, NLF Payments and PWR Fuel Payments) shall be made in cleared funds to such account or accounts as the recipient specifies or as the recipient shall otherwise direct, in each case by giving reasonable prior notice to the payer.

1.6	If any payment to be made pursuant to this Agreement becomes due and payable on a day which is not a Business Day (including, without limitation, in respect of a Decommissioning Payment Date, PWR Fuel Payment Date or NLF Payment Date), the due date for such payment shall be deemed to fall on the immediately preceding Business Day.

1.7	With effect from the date (if any) that the United Kingdom adopts the Euro as its lawful currency in substitution for sterling:

(A)	payments falling due under this Agreement shall be made by the payer to the recipient in Euros;

(B)	no payments which would have been payable in sterling under this Agreement but for the adoption of the Euro by the United Kingdom as its lawful currency shall be made in sterling or national currency units;

(C)	all amounts stated in sterling shall be converted into Euros at the fixed conversion rate provided for by the laws of England and Wales; and

(D)	all amounts required to be calculated in sterling shall be calculated in Euros.

1.8	Unless otherwise stated, any certificate to be provided by a BE Party pursuant to this Agreement may be certified by an executive director or the company secretary of the relevant BE Party, without personal liability for the individual other than for fraud or wilful default.

2.	PAYMENT OBLIGATIONS AND ISSUE OF BONDS

In consideration of the Secretary of State and NLF entering into the Liabilities Documents:

(A)	with effect from the Restructuring Date:

(i)	BEG and BEG(UK) shall make the Decommissioning Payments;

(ii)	BEG shall make the PWR Fuel Payments; and

(iii)	BE plc shall (or shall procure that its Nominee shall) make the NLF Payments; and

(B)	on the Issue Date Holdings shall issue to NLF £275,000,000 in principal amount of Bonds, credited as fully paid,

each in accordance with the provisions of this Agreement.

3.	DECOMMISSIONING PAYMENTS

Decommissioning Payments

3.1	BEG and BEG(UK) shall make the Decommissioning Payments (adjusted for inflation in accordance with clause 16 (Interest and Adjustment for Inflation)) to NLF on the Decommissioning Payment Dates.

Accelerated Decommissioning Payments

3.2	Prior to any early redemption (whether in whole or in part) of the New Bonds or any market purchase (whether in whole or in part) of the New Bonds prior to their due date for repayment, in each case by or on behalf of any member of the Group, BEG and BEG(UK) shall pay to NLF an Accelerated Decommissioning Payment. The obligations under this clause 3.2 shall not apply in relation to:

(A)	any buyback of the CTA Global Bond pursuant to the Share Subscription Agreement (as defined in the terms and conditions of the Bonds) and the subsequent cancellation of such CTA Global Bond by Holdings; or

(B)

an early redemption or market purchase as permitted under the Trust Deed and resulting from or financed by a contemporaneous refinancing of the whole or part of the New Bonds in issue from time to time. In the event of any such refinancing or any subsequent refinancing (each, a “Refinancing”), the obligations under this clause 3.2 shall apply to any prepayment or repayment (whether in whole or in part) of that Refinancing if the date of such prepayment or repayment is prior to the due date for redemption of the New Bonds as if the references:

(i)	above in this clause 3.2 to the New Bonds were to the Refinancing; and

(ii)	to the New Bonds in clause 3.3(B) were to the aggregate of any New Bonds and any Refinancing to be redeemed, purchased or repaid (as the case may be) as a proportion of the total amount of the New Bonds.

3.3	For the purposes of clause 3.2, an “Accelerated Decommissioning Payment” is an amount equal to the product of:

(A)	the net present value of the Decommissioning Payments due in the five year period following the date or intended date of such early redemption or market purchase (as the case may be) indexed up to that date but not thereafter; and

(B)	an amount (rounded to four decimal places) calculated by application of the following formula:

A
B

where:

A	is the amount proposed to be paid in redeeming or purchasing (as the case may be) the New Bonds (whether in whole or in part); and

B	the total principal amount of the New Bonds in issue immediately following the Issue Date.

The “net present value” of the Decommissioning Payments shall be calculated by BE plc using a discount rate equal to:

(i)	6.8 per cent.;

less

(ii)	the average Retail Price Index for the three years prior to the date on which the Accelerated Decommissioning Payment becomes due and the resulting Accelerated Decommissioning Payment shall be notified by BE plc to NLF.

3.4	The proportion of any Accelerated Decommissioning Payment referable to any future Decommissioning Payment and paid to NLF pursuant to this clause 3 (Decommissioning Payments) shall be deducted, after reversing the effect of the net present value calculation, from that Decommissioning Payment when that Decommissioning Payment becomes due and payable under clause 3.1.

Review and adjustment of Accelerated Decommissioning Payments

3.5	BE plc shall, as soon as reasonably practicable and in any event within 10 Business Days of making a decision to redeem or purchase all or any of the New Bonds prior to their due date for redemption, provide NLF with evidence (certified in writing by one of its executive directors as being true and complete) necessary to calculate the corresponding Accelerated Decommissioning Payment. NLF and its professional advisers shall be entitled to review such evidence and BE plc and its advisers shall, within 10 Business Days of a request (or, if not possible within this period, as soon as reasonably practicable thereafter), give all such information and explanations as NLF may reasonably request in connection therewith.

3.6	If NLF disagrees with any matter set out in the evidence referred to in clause 3.5, it must notify BE plc in writing of such disagreement within two months of the receipt of such evidence (the “Accelerated Decommissioning Payment Notification Period”). If NLF:

(A)	does not notify BE plc in writing within the Accelerated Decommissioning Payment Notification Period, NLF shall be deemed to have accepted the stated amount of the Accelerated Decommissioning Payment which shall, for the purposes of this Agreement, be conclusive, final and binding on NLF and the BE Parties save in the event of manifest or proven error; or

(B)	does notify BE plc in writing within the Accelerated Decommissioning Payment Notification Period, such notification will constitute a Notice of Dispute and the matter shall be referred for Expert Resolution (save where such Dispute is resolved by agreement within the Initial Resolution Period).

3.7	Any additional payment required to be made by BEG and BEG(UK) following Expert Resolution shall be made to NLF within five Business Days of such Dispute being resolved. Interest at the rate of LIBOR plus 1 (one) per cent. shall be payable on such additional amount for the period from and including the relevant date on which the Accelerated Decommissioning Payment became due and payable up to (but excluding) the date of actual payment of such additional amount.

Defeasance Decommissioning Deposit

3.8	Prior to any Legal Defeasance or Covenant Defeasance (each as defined in the Trust Deed) of the New Bonds (other than as permitted under the Trust Deed and resulting from or financed by a contemporaneous refinancing of the whole or part of the New Bonds in issue from time to time), Holdings shall irrevocably deposit with the Trustee, in trust, for the benefit of the NLF a Defeasance Decommissioning Deposit (as defined in and calculated in accordance with the terms of the Trust Deed).

4.	PWR FUEL PAYMENTS

PWR Fuel Payments

4.1	BEG shall make the PWR Fuel Payments to NLF on the PWR Fuel Payment Dates being a payment in consideration for the NLF bearing any liability relating to the spent PWR Fuel.

4.2	A PWR Fuel Payment shall be made in respect of each loading of PWR Fuel into the Sizewell B power station reactor and shall be a sterling amount equal to the product of:

(A)	£150,000 (adjusted for inflation in accordance with clause 16 (Interest and Adjustment for Inflation)); and

(B)	the number of tonnes of uranium (or part thereof expressed as a decimal to two decimal places) comprised in PWR Fuel.

Review and adjustment of PWR Fuel Payments

4.3	BE plc shall, as soon as reasonably practicable and in any event within 10 Business Days of each loading of PWR Fuel, provide NLF with evidence (certified in writing by one of its executive directors as being true and complete) necessary to calculate the tonnage of PWR Fuel used in each loading of the Sizewell B Power Station reactor. NLF and its professional advisers shall be entitled to review such evidence and BE plc and its advisers shall, within 10 Business Days of a request (or, if not possible within this period, as soon as reasonably practicable thereafter), give all such information and explanations as NLF may reasonably request in connection therewith.

4.4	If NLF disagrees with any matter set out in the evidence referred to in clause 4.3 it must notify BE plc in writing of such disagreement within two months of the receipt of such evidence (the “PWR Notification Period”). If NLF:

(A)	does not notify BE plc in writing within the PWR Notification Period, NLF shall be deemed to have accepted the stated tonnage of PWR Fuel which shall, for the purposes of this Agreement, be conclusive, final and binding on NLF and BE plc save in the event of manifest or proven error; or

(B)	notifies BE plc in writing within the PWR Notification Period, such notification will constitute a Notice of Dispute and the matter shall be referred for Expert Resolution (save where such Dispute is resolved by agreement within the Initial Resolution Period).

4.5	Any additional payment required to be made by BEG following Expert Resolution shall be made to NLF within five Business Days of such Dispute being resolved. Interest at the rate of LIBOR plus 1 (one) per cent. shall be payable on such additional amount for the period from and including the relevant PWR Fuel Payment Date up to (but excluding) the date of actual payment of such additional amount.

4.6	NLF and the Secretary of State acknowledge and agree that the obligations of BEG to make the PWR Fuel Payments, save for any PWR Fuel Payments due and payable immediately prior to such transfer, shall cease with effect from the transfer of the Sizewell B Power Station to a third party in accordance with the Liabilities Documents.

5.	ISSUE OF BONDS

On the Issue Date, Holdings shall issue to NLF £275,000,000 in principal amount of Bonds, credited as fully paid.

6.	NLF PAYMENTS

NLF Payments

6.1	BE plc shall make an NLF Payment to NLF in respect of each Financial Period. The NLF Payments shall be made, subject to clause 6.3, 15 Business Days after the delivery of each NLF Cash Flow Statement by BE plc pursuant to clause 7.4 (each, an “NLF Payment Date”). Notwithstanding the foregoing, BE plc may, by prior notice in writing to NLF, from time to time nominate any member of the Group (the “Nominee”) to make all or part of any NLF Payment in its place, provided that payment by such Nominee does not in any way adversely affect or impact upon the position of NLF, including in respect of the exercise of the NLF Conversion Rights. NLF may, at its discretion (acting reasonably), accept or reject such nomination by notice in writing to BE plc. Any reference in this Agreement to the making of any NLF Payment by BE plc shall be deemed to include payment by the Nominee if the nomination of that Nominee is accepted by NLF in accordance with the provisions of this clause 6.1.

6.2	The NLF Payment for each Financial Period shall be an amount equal to the product (expressed in pounds sterling) of:

(A)	the greater of zero and the Adjusted Net Cash Flow for that Financial Period; and

(B)	the Weighted Average Payment Percentage for that Financial Period.

Waiver of NLF Payments

6.3	If the receipt by NLF of an NLF Payment would result in the reduction of the NLF Payment Percentage, NLF may waive its right to such NLF Payment in whole or in part but NLF may not waive an NLF Payment if and to the extent that such waiver would result in an increase in the NLF Payment Percentage above the lower of:

(A)	65 per cent.; and

(B)	P (expressed as a percentage), where:

P = 65 × (1 – B); and

B	is the proportion (expressed as a decimal) of the NLF Conversion Rights exercised by NLF since the Restructuring Date.

NLF shall notify BE plc (or, if a Nominee has been appointed, the Nominee) in writing of any such waiver at least two Business Days prior to the relevant NLF Payment Date.

Review and adjustment of NLF Payments

6.4	If an NLF Cash Flow Statement is adjusted pursuant to clause 7.6 after the relevant NLF Payment Date an appropriate adjustment amount shall be paid to NLF by BE plc (or its Nominee) within five Business Days of such adjustment being resolved. Interest at the rate of LIBOR plus 1 (one) per cent. shall be payable on such amount for the period from and including the relevant NLF Payment Date up to (but excluding) the date of actual payment.

6.5	If from time to time during the term of this Agreement any of the BE Parties or the Auditors discover any error in an NLF Cash Flow Statement for a prior Financial Period that is sufficiently material to require a prior period adjustment to the cash flow statement of any Accounts:

(A)	BE plc shall notify the Secretary of State and NLF of such error within two Business Days of becoming aware of the same and shall provide promptly, or procure the prompt provision, to the Secretary of State and NLF of such information and details about the error as NLF may reasonably require;

(B)	BE plc shall:

(i)	complete, within 20 Business Days following the preliminary announcement of its results for the period to which such Accounts relate or (if earlier) within three months following the end of the Financial Period to which such Accounts relate (or such longer period as the parties shall agree) (the “Preparation Period”) a revised NLF Cash Flow Statement for the Financial Period to which such error relates together with an appropriate reconciliation calculation (a “Revised NLF Cash Flow Statement”);

(ii)	procure that, not later than 10 Business Days after expiry of the Preparation Period, the Revised NLF Cash Flow Statement and the Adjustment Amount shall be reported on by the Auditors (at BE plc’s cost) and delivered to each of the Secretary of State and NLF by BE plc; and

(iii)	calculate and notify to NLF and the Secretary of State, at the same time as delivery of the Revised NLF Cash Flow Statement, an amount (the “Adjustment Amount”) equal to the product of:

(a)	the amount by which the Adjusted Net Cash Flow for that prior Financial Period was understated or overstated as a consequence of such error; and

(b)	the Weighted Average Payment Percentage for such prior Financial Period;

(C)	if the error resulted in an understatement of the Adjusted Net Cash Flow for that prior Financial Period BE plc (or, if a Nominee has been appointed, the Nominee) shall pay an amount in aggregate equal to the resulting Adjustment Amount to NLF on the immediately following NLF Payment Date in addition to the NLF Payment payable on that date; and

(D)	if the error resulted in an overstatement of the Adjusted Net Cash Flow for that prior Financial Period an amount equal to the resulting Adjustment Amount shall be deducted, subject to clause 6.6, from the NLF Payment payable on the immediately following NLF Payment Date and, to the extent such Adjustment Amount exceeds that NLF Payment, such excess shall be deducted to the greatest extent possible from subsequent NLF Payments until deducted in full.

6.6	Subject to clause 11.10, NLF shall not be required under this Agreement to make any payment to any member of the Group, whether as a result of any deduction to an NLF Payment pursuant to clause 6.5(D) or otherwise.

6.7	NLF and its professional advisers shall be entitled to review the Revised NLF Cash Flow Statement and the calculation of the Adjustment Amount, and BE plc shall, and shall use its reasonable endeavours to procure that the Auditors shall, in each case within 10 Business Days of a request (or, if not possible within this period, as soon as reasonably practicable thereafter), give all such information and explanations as NLF may reasonably request in connection with the same, including the provision if required of the working papers relating to the basis of preparation of either or both of the Revised NLF Cash Flow Statement and the calculation of the Adjustment Amount.

6.8	If NLF disagrees with the Adjustment Amount or any matters set out in the Revised NLF Cash Flow Statement it must notify BE plc in writing of such disagreement within two months of receipt of the Revised NLF Cash Flow Statement or, if later, of the receipt of the information and explanations referred to in clause 6.7 (the “Revised Cash Flow Notification Period”). If NLF:

(A)	does not notify BE plc in writing within the Revised Cash Flow Notification Period, then NLF shall be deemed to have accepted the Revised NLF Cash Flow Statement and the Adjustment Amount which shall, for the purposes of this Agreement, be conclusive, final and binding save in the event of manifest or proven error; or

(B)	notifies BE plc within the Revised Cash Flow Notification Period, such notification will constitute a Notice of Dispute and the matter shall be referred for Expert Resolution (save where such Dispute is resolved by agreement within the Initial Resolution Period).

7.	NLF CASH FLOW STATEMENTS

Preparation and form of NLF Cash Flow Statements

7.1	Subject to clause 7.4, the NLF Cash Flow Statement for each Financial Period shall be prepared by BE plc in conjunction with the preparation of the cash flow statement for the Accounts for that Financial Period.

7.2	Each NLF Cash Flow Statement shall be in the same or in substantially similar form to that set out in Schedule 4 (Form of NLF Cash Flow Statement) and BE plc shall ensure that:

(A)	the NLF Cash Flow Statement presents, as a separate note, an analysis of the movements on available Cash within the Group which is invested in accordance with clause 8.2 and cash applied to the Agreed Collateral Purposes (both above and below the Target Amount), the Collateral Amount and the Forecast Expenditure Reserve for the Financial Period to which it relates; and

(B)	the Accounts present, as a separate note, an analysis of the movements on available Cash within the Group which is invested in accordance with clause 8.2 and cash applied to the Agreed Collateral Purposes both above and below the Target Amount and the Collateral Amount for the Financial Period to which it relates.

7.3	The Adjusted Net Cash Flow of the Group for any Financial Period (the “Relevant Period”) shall be the amount reported by the Auditors to BE plc, the Secretary of State and NLF, on the basis of the NLF Cash Flow Statement for the Relevant Period, to be the aggregate of the items set out in Schedule 4 (Form of NLF Cash Flow Statement).

7.4	BE plc shall complete the NLF Cash Flow Statement (comprising the Adjusted Net Cash Flow) for each Financial Period not later than 5 Business Days after the date of publication of the Accounts for that Financial Period and shall procure that not later than 5 Business Days thereafter the NLF Cash Flow Statement shall be reported on by the Auditors and delivered by BE plc to each of the Secretary of State and NLF.

Review and adjustment of NLF Cash Flow Statement

7.5	NLF and its professional advisers shall be entitled to review the NLF Cash Flow Statement (including, without limitation, movements on Cash Reserves, the Collateral Amount and the allocation of amounts to the Forecast Expenditure Reserve) and BE plc shall, and shall use its reasonable endeavours to procure that the Auditors shall, within 10 Business Days of a request (or, if not possible within this period, as soon as reasonably practicable thereafter), provide all such information and explanations as NLF may reasonably request to satisfy NLF (acting reasonably) that the NLF Cash Flow Statement (including, without limitation, movements on Cash Reserves, the Collateral Amount and the allocation of amounts to the Forecast Expenditure Reserve) is correct in accordance with the terms of this Agreement. Such information may include the working papers relating to the basis of preparation of the relevant NLF Cash Flow Statement.

7.6	If NLF disagrees with any matters set out in the NLF Cash Flow Statement (including, without limitation, the allocation of amounts to the Forecast Expenditure Reserve) then NLF must notify BE plc in writing of such disagreement within two months of receipt of the NLF Cash Flow Statement or, if later, of the receipt of the information and explanations referred to in clause 7.5 (the “Cash Flow Notification Period”), provided that NLF shall not be entitled to disagree with any amount allocated to the Forecast Expenditure Reserve on the basis of a disagreement as to a decision or judgement of the Board made in good faith pursuant to clause 10.1(B). If NLF:

(A)	does not notify BE plc in writing within the Cash Flow Notification Period, then NLF shall be deemed to have accepted the NLF Cash Flow Statement which shall, for the purposes of this Agreement, be conclusive, final and binding save in the event of manifest or proven error; or

(B)	notifies BE plc in writing within the Cash Flow Notification Period, such notification will constitute a Notice of Dispute and the matter shall be referred for Expert Resolution (save where such Dispute is resolved by agreement within the Initial Resolution Period).

7.7	If an NLF Cash Flow Statement is adjusted pursuant to clause 7.6 (whether as a result of rectification of a misallocation of amounts to the Forecast Expenditure Reserve in breach of clause 10 (Forecast Expenditure Reserve) or otherwise) an additional payment shall be made by BE plc (or its Nominee) in accordance with clause 6.4.

8.	CASH RESERVES

8.1	The Cash Reserves may only be:

(A)	applied to the Agreed Collateral Purposes in accordance with the Trading Policies;

(B)	applied in the manner specified in any of paragraphs 2(B)(ii) to (iv) inclusive of Schedule 3 (Covenants); or

(C)	invested in accordance with clause 8.2.

Investment Policy

8.2	Cash comprised in the Cash Reserves may only be invested by the Group:

(A)	in accordance with the Group’s treasury policy on investments in effect at the Restructuring Date with such modifications as the Board, acting reasonably and prudently and with the purpose of optimising returns consistent with maintenance of the principal amount of the Group’s Cash Reserves, may subsequently adopt from time to time (the “Investment Policy”); and

(B)	subject to the prior written consent of the Secretary of State, in investments falling outside the Investment Policy,

Reporting

8.3	BE plc shall provide NLF and the Secretary of State, within 10 Business Days following the end of each quarter of each Financial Period, with a written summary (in such form as NLF may reasonably request) of the Cash Reserves investments as at the end of the last Business Day of that quarter, and such other information as either or both of NLF and the Secretary of State may reasonably request relating thereto.

9.	TARGET AMOUNT

Target amount and right of reduction

9.1	The Target Amount at the Restructuring Date shall be £490 million plus the Incremental Collateral Amount at that date. BE plc may at any time after the Restructuring Date by notice to the Secretary of State and NLF:

(A)	subject to clause 9.2, reduce the Target Amount to less than £490 million plus the Incremental Collateral Amount or to zero; or

(B)	increase the Target Amount to an amount not more than £490 million plus the Incremental Collateral Amount.

The right to reduce or increase the Target Amount pursuant to this clause 9.1 shall be available to BE plc from time to time and is not restricted to a single exercise of such right. Any increase or decrease in the Incremental Collateral Amount shall automatically increase or decrease the Target Amount by the same amount.

9.2	BE plc shall only be permitted to reduce the Target Amount:

(A)	if the Group achieves an Investment Grade Rating; or

(B)	to the extent Committed Facilities raised by BE plc are available for, and are intended and expected by the Board to be used or maintained for, the same purposes for which the Cash Reserves may be applied.

The Target Amount may also be changed pursuant to a review under clause 13 (Contract Review).

9.3	If the Group achieves an Investment Grade Rating and BE plc reduces the Target Amount pursuant to clause 9.2(A), the Target Amount shall be automatically and immediately increased by the amount of such reduction if the Group ceases to have an Investment Grade Rating.

9.4	If BE plc wishes to reduce the Target Amount pursuant to clause 9.2(B), such reduction shall not be effective at any time during which any of the New Bonds are in issue and have not been redeemed or repaid if and to the extent that the availability of, or drawdown under, those Committed Facilities, breaches condition 8.1 (Limitation on Financial Indebtedness) of the terms and conditions of the New Bonds.

Restrictions relating to Target Amount reduction

9.5	If at any time the Target Amount is reduced in reliance on the Group having achieved an Investment Grade Rating, BE plc shall not (nor shall it allow any member of the Group to):

(A)	announce or pay any Cash Distribution;

(B)	make any Capital Distribution; or

(C)	make or make any legally binding commitment to make any acquisition of any undertaking or participating interest in an undertaking,

if it (or any member of the Group) knows or has reasonable grounds to believe (whether as a result of the relevant rating agency’s guidance and conditions to grant of the Investment Grade Rating or otherwise) that (i) the announcement or payment of the Cash Distribution, (ii) the making of the Capital Distribution or (iii) making or making a legally binding commitment to make such an acquisition would or would be likely to result in the loss of such Investment Grade Rating, save to the extent such Cash Distribution or Capital Distribution or acquisition would not reduce the aggregate (as at the end of the then current Financial Period) of:

(i)	the Cash Reserves; and

(ii)	any Committed Facilities which are available for, and intended and expected by the Board to be used or maintained for, the same purposes for which the Cash Reserves may be applied,

below the Target Amount as at the end of the then current Financial Period. If required to do so by NLF, BE plc shall seek from the relevant rating agency or agencies appropriate guidance as to whether or not the announcement or payment of any such Cash Distribution or the making of any Capital Distribution or acquisition would or would be likely to result in the loss of the Investment Grade Rating.

Increase of Target Amount

9.6	If any member of the Group raises Committed Facilities and reduces the Target Amount pursuant to clause 9.2(B), the Target Amount shall be automatically and immediately increased if and to the extent that:

(A)	such Committed Facilities cease to be available for, or the Board no longer intends or expects such Committed Facilities to be available for, the purposes for which the Cash Reserves may be applied;

(B)	a member of the Group repays (whether upon maturity or by way of early repayment) or cancels some or all of such Committed Facilities; or

(C)	a member of the Group for whatever reason is unable to draw down, or is required to repay by reason of a default, some or all of such Committed Facilities.

10.	FORECAST EXPENDITURE RESERVE

Permitted allocations

10.1	If and to the extent that available Cash within the Group exceeds the Target Amount as at the end of a Financial Period, within 10 Business Days after the end of that Financial Period, BE plc may by notice to the Secretary of State and NLF allocate some or all of such excess Cash to an additional notional reserve (the “Forecast Expenditure Reserve”) for the following purposes:

(A)	to meet capital expenditure commitments and any non-recurring maintenance and repair of a capital nature incurred by any member of the Group in that Financial Period which is due and payable in the following Financial Period;

(B)	to fund capital expenditure (as determined in accordance with the accounting standards and policies used in the preparation of the Accounts) on an acquisition or financing of a specifically identified fixed asset, undertaking or shares in a company by any member of the Group, where:

(i)	the amount to be reserved will be the amount BE plc reasonably expects the Group to fund from Cash and not from borrowings or other third party funds;

(ii)	the Board of BE plc (as certified in writing by its secretary or an executive director) has:

(a)	approved the acquisition or financing in principle, including the approval of an appropriately detailed financing plan for funding the acquisition or financing, and

(b)	has reasonable grounds for believing that the acquisition or financing has a reasonable prospect of completing in a specified Financial Period; and

(C)	to reserve funds to the extent they are raised for the general purpose of carrying on the business of the Group through the issue by BE plc or any other member of the Group of securities (of any kind) listed on a Recognised Investment Exchange (within the meaning of section 285 of the Financial Services and Markets Act 2000), provided that BE plc shall only be entitled to allocate Cash to the Forecast Expenditure Reserve for transactions falling under paragraphs (A) and (B) above if and to the extent that the aggregate of BE plc’s potential commitments and costs in relation to such transactions exceeds the aggregate amount of Cash which under paragraph (C) above has been allocated to, and remains standing to the credit of, the Forecast Expenditure Reserve.

Other allocations

10.2	BE plc may not allocate Cash to the Forecast Expenditure Reserve for a purpose other than those specified in clause 10.1 without obtaining the prior written consent of NLF. NLF shall be under no obligation to give such consent but may, in its sole discretion and on such terms as it sees fit, agree that Cash may be allocated for the purpose or purposes specified by BE plc.

Accounting treatment

10.3	Save for any amounts re-allocated to the Forecast Expenditure Reserve pursuant to clause 10.4, the expenditure in any Financial Period of Cash allocated to the Forecast Expenditure Reserve together with the amount standing to the credit of the Forecast Expenditure Reserve at the end of such Financial Period shall be deemed to be a Cash receipt for the purposes of calculating the Adjusted Net Cash Flow for that Financial Period.

Re-allocations

10.4	BE plc may, within 10 Business Days after the end of a Financial Period, by notice in writing to the Secretary of State and NLF, re-allocate to the Forecast Expenditure Reserve amounts standing to the credit of the Forecast Expenditure Reserve at the end of that Financial Period for the following Financial Period, provided that:

(A)	such amounts are re-allocated for the purpose of any acquisition or financing of the type referred to in clause 10.1(B) or are funds of the type referred to in clause 10.1(C); and

(B)	in the case of amounts re-allocated for an acquisition or financing of the type referred to in clause 10.1(B), the Secretary of State and NLF have received, prior to such re-allocation, confirmation (as certified in writing by the secretary or an executive director of BE plc) that BE plc continues to approve such purpose and has reasonable grounds for believing that the acquisition or financing has a reasonable prospect of completing in the specified Financial Period.

11.	NLF CONVERSION RIGHTS

NLF Conversion Rights

11.1	Subject to the following provisions of this clause 11 (NLF Conversion Rights), NLF may, from time to time, by notice in writing to BE plc, notify BE plc that it intends to convert all or part of the right to receive the NLF Payments from BE plc into a number of shares (“Conversion Shares”) to be calculated in accordance with clause 11.6 (a “Conversion”).

Restrictions on exercise

11.2	NLF may not exercise its NLF Conversion Rights or dispose of any Conversion Shares resulting from such exercise if such exercise or disposal will require BE plc to have produced listing particulars or a prospectus more than five times in any consecutive period of 7.5 years. If NLF gives a notice to BE plc under clause 11.1 or notifies BE plc of its intention to dispose of any or all of its Conversion Shares in either case within the three month period immediately following NLF becoming aware of a breach by a member of the Group of any of the covenants contained in Schedule 3 (Covenants), the exercise of the NLF Conversion Rights or the disposal of the corresponding Conversion Shares pursuant to such notice shall not be taken into consideration for the purposes of the limitation contained in this clause 11.2, provided that NLF has promptly given notice to BE plc upon becoming aware of such a breach.

Conversion Shares; Voting limitations

11.3	Subject to the remaining provisions of this clause 11 (NLF Conversion Rights), any Conversion Shares required to be issued pursuant to a Conversion, will be issued by BE plc to NLF (or its nominee) as a class of convertible ordinary shares which will be credited as fully paid and will rank pari passu in all respects with Ordinary Shares in issue on the date of the Conversion, except that any such Conversion Shares may only be voted as to the lesser of:

(A)	the maximum percentage of voting rights attributable to the share capital of BE plc which are exercisable at a general meeting of BE plc which may, from time to time, be held without triggering a mandatory offer for BE plc under the City Code on Takeovers and Mergers (being, as at the Restructuring Date, 29.9 per cent. and, for this purpose, taking into account the voting rights attributable to any other Ordinary Shares held or acquired by any person acting in concert with the NLF); and

(B)	the number of Conversion Shares which NLF would otherwise be entitled to vote if the Conversion Shares were Ordinary Shares.

Notwithstanding the foregoing, the restrictions on voting the Conversion Shares detailed in this clause 11.3 shall not apply to any resolution:

(i)	for the winding up of BE plc; or

(ii)	to modify, vary or abrogate the rights attaching to the Ordinary Shares or any class of shares held by NLF.

11.4	Conversion Shares shall automatically be converted into Ordinary Shares on a transfer of those Conversion Shares by NLF (or its nominee) to a third party (except transfer to NLF’s permitted assignees and successors in title under clause 22.8). Neither the NLF nor, if applicable, its nominee may otherwise convert any Conversion Shares into Ordinary Shares.

Issue of Conversion Shares

11.5	Subject to clause 11.7, BE plc will, at NLF’s election, issue the Conversion Shares to NLF or its nominee:

(A)	within five Business Days of the notice of the Conversion being given pursuant to clause 11.1; or

(B)	on the Business Day immediately preceding the date on which the Conversion Shares are to be disposed of pursuant to clause 11.8.

11.6	Subject to clause 11.7, the number of Conversion Shares to be issued on a Conversion shall be:

N = (P × E)	(	A	)
1 – A

where:

N is the number of shares to be issued (rounded up to the nearest integer);

P is the proportion of the NLF Conversion Right being exercised (expressed as a decimal);

A is the NLF Payment Percentage as at the Conversion Date (expressed as a decimal); and

E is the number of Ordinary Shares in issue as at the Conversion Date (excluding any Ordinary Shares held by BE plc as Treasury Shares).

Exercise Mechanism

11.7	If a Conversion cannot be lawfully effected as a conversion into shares (whether because any necessary report cannot be obtained under section 103 of the Companies Act 1985 or otherwise), BE plc shall use all reasonable endeavours to procure that the Conversion is effected by other means agreed with NLF, whether by the issuance of different classes of shares, shares of different nominal value or otherwise.

Disposals

11.8	Except pursuant to a general offer or partial offer, open to all shareholders, for the acquisition of all or not less than 14.9 per cent. of the ordinary share capital of BE plc, if NLF intends to dispose of any interest in any Conversion Shares which will, when converted into Ordinary Shares, constitute more than 10 per cent. of BE plc’s issued share capital, NLF may not do so until the earlier of:

(A)	three months (or such shorter period as BE plc may from time to time permit) after notice of such intended disposal has been given to BE plc by NLF; and

(B)	the admission to the Official List of the UKLA and to trading on the London Stock Exchange of the Ordinary Shares which will result from the disposal by the NLF of its interest in the relevant Conversion Shares.

If NLF intends to dispose of any interest in any Conversion Shares which will, when converted into Ordinary Shares, constitute more than 3 per cent. but less than 10 per cent. of BE plc’s issued share capital, NLF shall only do so following prior reasonable consultation with BE plc as to the timing and manner of such proposed disposal. If, following a Conversion, an intended disposal under this clause 11.8 is not effected within the earlier of the dates notified by NLF to BE plc under paragraphs (A) and (B) and no Conversion Shares have been issued to NLF or its nominee pursuant to clause 11.5, NLF may elect to revoke its notice of Conversion and NLF shall remain entitled to the NLF Payments which would otherwise have become due and payable but for the exercise of the NLF Conversion Rights.

11.9	BE plc undertakes that, if NLF from time to time wishes to offer (whether by way of a public offer, private placing or otherwise, and whether to persons located in the United Kingdom and/or in any other jurisdiction) some or all of the Conversion Shares (a “Share Offering”), upon receipt of a notice from NLF that it wishes to make such an offer BE plc shall and, if applicable, shall procure that each member of the Group shall:

(A)	make available to NLF, with respect to any investor presentations or similar exercises conducted by or on behalf of NLF in connection with a Share Offering, such directors and senior management of the Group as NLF may reasonably request, provided that BE plc shall be under no obligation to comply with this paragraph (A) in respect of any offer of shares constituting less that 10 per cent. of BE plc’s issued share capital;

(B)	give prior written notification to NLF and the Secretary of State of any proposed offer by or on behalf of any member of the Group within the following 6 months (whether by way of a public offer, private placing or otherwise, and whether to persons located in the United Kingdom and/or in any other jurisdiction) of securities issued or to be issued by BE plc or any other member of the Group and, in connection with such proposed offer, consult with NLF with a view to ensuring that:

(i)	any prospectus, listing particulars or other marketing document required by, or to be produced in connection with, such offer are consistent with any prospectus, listing particulars or other marketing document produced, or to be produced in connection with, a Share Offering; and

(ii)	duplication of process and costs and expenses are, as far as practicable, eliminated or reduced; and

(C)	take all such steps and do all such other things as NLF may reasonably request in connection with the registration with the US Securities and Exchange Commission of some or all of any shares to be offered pursuant to any Share Offering, provided that BE plc shall be under no obligation to comply with this paragraph (C) if, at the scheduled date of such Share Offering, the registration of Ordinary Shares and any other equity Securities with the US Securities and Exchange Commission will have ceased wholly or in all material respects.

Reimbursement of expenses

11.10	NLF shall pay BE plc any reasonable out of pocket costs and expenses incurred by any member of the Group in complying with that member’s obligations under clause 11.9 and in preparing any listing particulars required to be prepared pursuant to the exercise of the NLF Conversion Rights or the conversion of Conversion Shares into Ordinary Shares. To the extent that any such costs and expenses would have been incurred by the Group in the absence of any such Share Offering the amount of such costs and expenses shall be agreed by NLF and BE plc acting in good faith and shall be borne by BE plc.

11.11	If during the term of this Agreement any member of the Group in connection with an offer referred to in clause 11.9(B) incurs lower costs and expenses than it would otherwise have done as a result of a Share Offering being proposed or made (whether as a result of the production by or on behalf of NLF of a prospectus, other marketing document or otherwise), the amount of such reduction shall be agreed by NLF and BE plc acting in good faith as soon as practicable and BE plc shall pay NLF (within three Business Days of such agreement) an amount equal to half such reduction.

11.12	If NLF and BE plc are unable to reach agreement as to the amount of any reduction pursuant to clause 11.11 or costs and expenses pursuant to clause 11.10 within 30 Business Days of the disagreement being notified by the party or parties in disagreement to the other party, any matter in dispute shall be referred for Expert Resolution.

12.	COVENANTS

12.1	At all times prior to NLF’s right to receive NLF Payments being satisfied in full by exercise of the NLF Conversion Rights, BE plc shall comply with the covenants set out in paragraph 1 of Schedule 3 (Covenants).

12.2	Each BE Party shall comply with the covenants set out in paragraph 2 of Schedule 3 (Covenants) at all times during which a BE Party owns any Power Station which has not Closed.

13.	CONTRACT REVIEW

Following the second anniversary of the Restructuring Date, each of the parties shall review how this Agreement has operated in practice. Each of them shall use its reasonable endeavours to complete its review within three months of the second anniversary of the Restructuring Date and shall, in the conduct of the review:

(A)	submit a paper to the other parties detailing the implementation of this Agreement in the period since the Restructuring Date and any proposals for improving the operation of this Agreement; and

(B)	shall meet not less than twice to discuss in good faith the papers prepared under this clause 13 (Contract Review) and any proposals for improving the operation of this Agreement.

In addition, and without prejudice to the preceding provisions of this clause 13 (Contract Review), at any time after four Power Stations have ceased operating or have been disposed of by the Group and for each Power Station which ceases to operate or is disposed of by the Group thereafter, each party may require a review of the operation of this Agreement for the purposes of determining whether or not a change to the Target Amount is appropriate and, if agreed, the mechanism by which such change should be implemented and the consequential amendments required to this Agreement and any of the other Liabilities Documents.

14.	ACKNOWLEDGEMENTS

14.1	Notwithstanding any other provision of this Agreement, the parties acknowledge and agree that no BE Party is required, pursuant to this Agreement, to do any act or omit to do any act if:

(A)	any Regulator would consider such act or omission unacceptable; or

(B)	the act or omission would cause any such BE Party to be in breach of any Applicable Law.

14.2	Except as set out in the Liabilities Documents, no Licensee shall be liable to the Secretary of State or NLF by reason of the Secretary of State or NLF entering into or performing the Liabilities Documents, and all rights of indemnity or subrogation of the Secretary of State or NLF that might otherwise be implied by law as a result of their entering into and/or performing the Liabilities Documents are hereby excluded.

15.	SET-OFF AND WITHHOLDING; TAX ADJUSTMENT

15.1	All payments to be made to the Secretary of State or NLF by a BE Party or by the Secretary of State or NLF to a BE Party under this Agreement shall be made in full except to the extent a deduction or withholding is permitted under clause 15.2. All such payments will be free and clear of any right of set-off and from any restriction, condition or deduction because of any counterclaim other than as provided in clause 3.4 and 6.5(D).

15.2	All payments to be made to the Secretary of State or NLF by a BE Party under this Agreement shall be made in full without deduction or withholding of or in respect of any Tax, unless this is required by law. Where such a deduction or withholding is so required, the relevant BE Party shall be permitted to make such deduction or withholding.

15.3	If a BE Party becomes or will become required by law to make any deduction or withholding under clause 15.2 or there is or will be any change in the requirement to make any such deduction or withholding, such BE Party will give notice to NLF of any such requirement or change in requirement as soon as that BE Party becomes aware of it.

15.4	Each BE Party undertakes to NLF and the Secretary of State that neither it nor any other member of the same group of companies as any BE Party for tax purposes will claim any Relief in respect of a Payment or the Issue.

15.5	Each BE Party also undertakes to NLF and the Secretary of State that it will notify NLF and the Secretary of State as soon as possible after it becomes aware that either (i) the Assumption is or is likely to become incorrect or (ii) the undertaking contained in clause 15.4 has been breached.

15.6	If (i) the Assumption is or becomes incorrect and (ii) any BE Party and/or any other company which is a member of the same group of companies for tax purposes as any BE Party obtains any economic benefit as a consequence of any Relief in respect of a Payment or the Issue (including, without limitation, a reduction of any tax liability), BE plc shall make a payment (an “Equalisation Payment”) to NLF. The Equalisation Payment shall be such amount as will ensure that after the payment of such amount to NLF, the Group will be in the same economic position as it would have been in had it not benefited from the Relief in respect of the Payment or Issue, as the case may be, and paid the Equalisation Payment pursuant to this clause 15 (Set-off and Withholding; Tax Adjustment).

15.7	Any Equalisation Payment shall be due and payable ten Business Days following the receipt of the economic benefit by the recipient. Without prejudice to the generality of the foregoing, where the benefit is a reduction in a tax liability, such benefit shall be taken for the purposes of this clause 15 (Set-off and Withholding; Tax Adjustment) to have been received by the recipient on the date or dates upon which the recipient’s liability to pay tax or an installment of tax is reduced as a result of such Relief.

15.8	Any dispute arising between the parties regarding the correctness of the Assumption and/or the amount of the Equalisation Payment shall be referred for Expert Resolution.

15.9	For the purposes of this clause 15 (Set-off and Withholding; Tax Adjustment), the “Assumption” means the assumption that the following will not give rise to an allowance, relief or credit in respect of Tax or a deduction in computing income, profits or gains for the purposes of any Tax (a “Relief”):

(A)	save for the PWR Fuel Payments, any additional payments made pursuant to clause 4.5 and payments of interest, payments made by a BE Party to NLF pursuant to this Agreement (each a “Payment”) including, without limitation:

(i)	the Decommissioning Payments;

(ii)	the Accelerated Decommissioning Payment (if any);

(iii)	the NLF Payments; and

(iv)	the Additional Payment (if any); and

(B)	the Issue.

16.	INTEREST AND ADJUSTMENT FOR INFLATION

16.1	If a BE Party fails to pay any sum payable by it under this Agreement on the due date for payment, it shall pay interest at the rate of LIBOR plus 2 (two) per cent. on that sum for the period from and including the due date up to (but excluding) the date of actual payment (after as well as before judgment).

16.2	Interest on each sum shall accrue from day to day and shall be compounded on each anniversary of the due date for payment.

16.3	Without limiting clause 21 (Remedies and Waivers), the right to receive interest under this clause 16 (Interest and Adjustment for Inflation) in respect of any unpaid sum is not exclusive of any rights, powers and remedies provided by law in respect of the failure to pay the relevant sum on the due date for payment or at all.

16.4	For the purposes of any calculation of interest payable under this Agreement, “LIBOR” shall be deemed to refer to LIBOR prevailing on the due date for payment (the “Due Date”). If the relevant amount remains unpaid on the twentieth Business Day after the Due Date, subsequent interest shall be calculated by reference to the LIBOR prevailing on such date and thereafter LIBOR shall be recalculated on the last Business Day of each subsequent 20 Business Day period until the date of actual payment of the amount due.

16.5	Any amount specified in this Agreement which is expressed to be adjusted for inflation is stated in March 2003 money values (unless expressly stated to the contrary) and shall be adjusted in accordance with the following formula:

Am =	Ao × Rm
Ro

where:

Am is the relevant amount as adjusted;

Ao is the relevant amount in March 2003 money values;

Ro is the Retail Price Index for the month of March 2003, and is 179.9;

Rm is the Retail Price Index for the month in which (i) payment is due, (ii) the event occurs which gives rise to the relevant amount, or (iii) calculation of the relevant amount is required (in each case the “relevant month”) and shall be estimated as follows if the Retail Price Index is not available:

Rm = Rm-n + n	(	Rm-n –Rm-n-3)
3

where:

m is the month for which the index number is to be estimated;

n is the number of months between the relevant month and the month in which the index number has been most recently published;

Rm-n is the Retail Price Index for the month in which the index has been most recently published; and

Rm-n-3 is the Retail Price Index for the month three months prior to Rm-n.

17.	DEFAULT EVENTS

Capital Contributions and Cash Contributions

17.1	If a BE Party has made any Cash Distribution or Capital Distribution since the immediately preceding NLF Payment Date (other than a final dividend declared in a general meeting) following a Default Event, NLF may, if instructed to do so by the Secretary of State, declare (by written notice to that BE Party) that an amount equal to a proportion (the “Distribution Proportion”) of such Cash Distribution or Capital Distribution (as the case may be) has become owing to NLF with immediate effect. The Distribution Proportion shall be equal to the product of:

(A)	the Cash Distribution or Fair Market Value of the Capital Distribution (as the case may be); and

(B)	P/(1-P)

where P is the NLF Payment Percentage prevailing at the date of such Cash Distribution or Capital Distribution (as the case may be). The Distribution Proportion shall be payable within 2 Business Days of such notification to, or to the order of, NLF. Any such amount paid to NLF shall be deducted from the next due NLF Payment and, to the extent such amount exceeds that NLF Payment, such excess shall be deducted to the greatest extent possible from subsequent NLF Payments until deducted in full.

Default

17.2	If in any Financial Period (i) a BE Party, (ii) any other member of the Group which is a restricted subsidiary and/or a guarantor in respect of all or any of the New Bonds (where all of any of the New Bonds have not been redeemed or repaid), or (iii) any Guarantor (where all of the New Bonds have been redeemed or repaid), is subject to one of the Default Events NLF may, if instructed to do so by the Secretary of State, declare (by written notice to BE plc) that the Decommissioning Default Payment shall become immediately due and payable. The “Decommissioning Default Payment” for the purposes of this clause 17.2 is an amount equal to the net present value at the time of the Default Event of the aggregate Decommissioning Payments remaining to be paid by BEG and BEG(UK) pursuant to clause 3 (Decommissioning Payments). The “net present value” of those aggregate Decommissioning Payments shall be calculated by BE plc using a discount rate equal to:

(i)	6.8 per cent.;

less

(ii)	the average Retail Price Index for the three years prior to the date on which the Default Event occurred and the resulting Decommissioning Default Payment shall be notified by BE plc to NLF. Any such notification shall be conclusive, final and binding save in the case of manifest or proven error.

Review and adjustment of Decommissioning Default Payments

17.3	BE plc shall, as soon as reasonably practicable and in any event within 10 Business Days of the occurrence of a Default Event, provide NLF with evidence (certified in writing by one of its executive directors as being true and complete) necessary to calculate any Decommissioning Default Payment. NLF and its professional advisers shall be entitled to review such evidence and BE plc and its advisers shall, within 10 Business Days of a request (or, if not possible within this period, as soon as reasonably practicable thereafter), give all such information and explanations as NLF may reasonably request in connection therewith.

17.4	If NLF disagrees with any matter set out in the evidence referred to in clause 17.3, it must notify BE plc in writing of such disagreement within two months of the receipt of such evidence (the “Decommissioning Default Payment Notification Period”). If NLF:

(A)	does not notify BE plc in writing within the Decommissioning Default Payment Notification Period, NLF shall be deemed to have accepted the stated amount of the Decommissioning Default Payment which shall, for the purposes of this Agreement, be conclusive, final and binding on NLF and the BE Parties save in the event of manifest or proven error; or

(B)	does notify BE plc in writing within the Decommissioning Default Payment Notification Period, such notification will constitute a Notice of Dispute and the matter shall be referred for Expert Resolution (save where such Dispute is resolved by agreement within the Initial Resolution Period).

17.5	Any additional payment required to be made by either of the BEG Entities following Expert Resolution shall be made to NLF within five Business Days of such Dispute being resolved. Interest at the rate of LIBOR plus 1 (one) per cent. shall be payable on such additional amount for the period from and including the relevant date on which the Decommissioning Default Payment became due and payable up to (but excluding) the date of actual payment of such additional amount.

17.6	For the purposes of this clause 17 (Default Events) “Default Event” means, in relation to a person:

(A)	that person passing a resolution for its winding up (other than in the context of a solvent amalgamation or reconstruction in either case on terms previously approved in writing by NLF or notified in writing to NLF by BE plc prior to the Restructuring Date) or a court of competent jurisdiction making an order for its winding up or dissolution; or

(B)	the appointment of an administrative receiver, receiver and manager, receiver or similar official over all or a material part of that person’s assets; or

(C)	the appointment of a provisional liquidator or administrator in relation to the person; or

(D)	the making of an administration order in relation to that person; or

(E)	that person convening a meeting for a creditors’ voluntary liquidation, or for a creditors’ meeting following a members’ voluntary liquidation or for the consideration by creditors of a voluntary arrangement or scheme of arrangement (other than in the context of a solvent amalgamation or reconstruction in either case on terms previously approved in writing by NLF or notified in writing to NLF by BE plc prior to the Restructuring Date); or

(F)	that person (i) being declared insolvent, being unable (or admitting inability) to pay its debts as they fall due (within the meaning of section 123(1) of the Insolvency Act 1986), (ii) fails within 40 Business Days after being called upon to do so by the NLF, to provide a certificate signed by two of its directors certifying (without personal liability except in the event of fraud or wilful default) that it is not then unable to pay its debts within the meaning of section 123(2) of the Insolvency Act 1986, provided that if the Restructuring Date is on or prior to 31 March 2005, the NLF may not require such a certificate prior to the publication of the Accounts in relation to the Financial Period ending on 31 March 2005 and if the Restructuring Date is after 31 March 2005, the NLF may not require such a certificate prior to the date which is the later of two months following the publication of the Accounts in relation to the Financial Period ending on 31 March 2005 and two months after the Restructuring Date, or (iii) stops, suspends or threatens to stop payment of its debts generally; or

(G)	a distress, execution or other process is enforced in respect of that person, or an encumbrancer takes possession of the whole or a substantial part of the undertaking or assets of that person, and, in any such case, the same is not paid out or discharged within 90 days (or such longer period as the NLF permits); or

(H)	that person being subject to any proceeding or in a position analogous to that in paragraphs (A) to (G) in its jurisdiction of incorporation.

Winding up

17.7	Subject to clause 17.8, on a winding up of BE plc, BE plc shall, in addition to any amounts due to NLF in respect of New Bonds, Decommissioning Payments, NLF Payments and PWR Fuel Payments, pay an additional amount to NLF equal to the amount NLF would have received on a winding up of BE plc in its capacity as a holder of Conversion Shares if NLF had exercised in full the NLF Conversion Rights and Conversion Shares had been issued to NLF pursuant to such exercise immediately prior to the commencement of the winding up.

17.8	If, on a winding up of BE plc, BE plc has paid the NLF Payments referred to in clause 17.7, following such payment the NLF Payment Percentage shall be subject to adjustment required pursuant to paragraph 2 of Schedule 2 (Calculation of NLF Payment Percentage). Any additional amount which NLF is entitled to receive pursuant to clause 17.7 in its capacity as a holder of Conversion Shares shall then be made by reference to the NLF Payment Percentage after such adjustment is made.

18.	DISPUTE RESOLUTION

Negotiation

18.1	If a party becomes aware of a disagreement, dispute or controversy (a “Dispute”) arising out of or in connection with this Agreement, including any Dispute regarding the existence, validity or termination of this Agreement, it shall provide the other parties to the Dispute with a notice (a “Notice of Dispute”) including full particulars of the Dispute and any proposal for resolution of the Dispute.

18.2	Upon delivery of a Notice of Dispute, the relevant parties (the “Disputing Parties”) shall promptly meet and in good faith use their reasonable endeavours to resolve that Dispute.

18.3	If the Disputing Parties are unable to reach agreement under clause 18.2 within 20 Business Days of delivery of a Notice of Dispute (the “Initial Resolution Period”), the Dispute shall be referred for resolution:

(A)	by an Expert in circumstances in which this Agreement expressly provides for resolution by an Expert or the Dispute relates to clause 11.12, an NLF Cash Flow Statement or the calculation of an NLF Payment, Decommissioning Payment, PWR Fuel Payment, NLF Payment Percentage or Adjustment Amount; and

(B)	by arbitration in all other circumstances.

Expert Resolution

18.4	If, pursuant to the terms of this Agreement, a Dispute requires resolution by an Expert, the Disputing Parties shall use their reasonable endeavours to agree upon a firm of accountants to be appointed as Expert to resolve the Dispute.

18.5	If the Disputing Parties do not agree, within 10 Business Days of the expiry of the Initial Resolution Period, upon the Expert to be appointed, the matter shall be referred to the President of the Institute of Chartered Accountants in England and Wales who shall be requested to determine, as soon as practicable after such referral, the identity of the Expert to resolve the Dispute.

18.6	The person appointed pursuant to clause 18.4 or, as the case may be, clause 18.5, shall be an “Expert” for the purposes of this Agreement.

18.7	The procedure to be followed in order to resolve the Dispute shall be decided by the Expert, save that such procedure shall include the taking of submissions from each of the Disputing Parties.

18.8	Each Disputing Party shall provide or procure the provision to the Expert of all such information as the Expert shall reasonably require, including provision of such information by its advisers, and shall give all such assistance to the Expert as the Expert shall reasonably require and as shall be required to allow the Expert to reach a decision as soon as reasonably practicable.

18.9	The Expert shall be instructed to make a determination in respect of the Dispute within the shortest practical time from his appointment and to deliver a report to the Disputing Parties stating his opinion as to the matters under dispute.

18.10	Any Expert shall act as an expert and not as an arbitrator.

18.11	The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Disputing Parties.

18.12	The costs of the Expert shall be paid by the parties in dispute equally or as otherwise determined by the Expert.

Arbitration

18.13	If a Dispute arises which is not expressly required by this Agreement to be referred to Expert determination and it is not resolved by the Disputing Parties within the Initial Resolution Period (or such longer period as the parties may mutually agree), the Dispute shall be referred to arbitration in accordance with clause 18.14.

18.14	Any Dispute to be referred to arbitration under this Agreement shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which rules are deemed to be incorporated into this clause 18.14. The tribunal shall consist of one arbitrator. The seat of arbitration shall be London. The language of arbitration shall be English.

Interlocutory relief

8.15	Nothing in this Agreement shall prevent a party from applying to the court for interlocutory relief pending the resolution of a matter in dispute in accordance with the provisions of this Agreement.

Investment Bank

18.16	If, pursuant to this Agreement, a matter requires resolution by an Investment Bank, BE plc and NLF shall use their reasonable endeavours to agree upon the appointment of an investment bank of international repute.

18.17	If BE plc and NLF do not agree on such appointment within 10 Business Days of the matter which requires resolution arising, the matter shall be referred to the City Disputes Panel who shall be requested to determine, as soon as practicable after such referral, the identity of the Investment Bank.

18.18	The person appointed pursuant to clause 18.16 or, as the case may be, clause 18.17, shall be an “Investment Bank” for the purposes of this Agreement.

18.19	Any Investment Bank shall act as an expert and not as an arbitrator.

19.	LIABILITY

19.1	The obligations of each BE Party under this Agreement are joint and several. If any liability of any of those BE Parties is, or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other under this Agreement.

19.2	Where NLF exercises any discretion granted to it, or makes any decisions or judgment which it is entitled or obliged to make, or complies with its obligations, or otherwise takes any action, in each case, in accordance with, or as contemplated by, this Agreement, NLF may in respect of any such matter:

(A)	seek the advice of one or more Advisers on any aspect of such performance; and

(B)	rely on the advice received from any such Adviser unless NLF knows (without being obliged to make any further enquiries) such advice is wrong,

and the parties agree and acknowledge that NLF shall not be liable under clauses 3.6, 4.4, 6.8, 7.6, 10.2, 11.1 and 17.4 for any judgment, decision or discretion exercised or taken by it in good faith in reliance on such advice.

20.	RELEASE OF BE PARTIES

20.1	NLF or the Secretary of State may release or compromise the liability of any of the BE Parties or grant time or other indulgence to the same under or in connection with this Agreement without releasing or reducing the liability of any other party.

20.2	Where a liability of either of the BE Parties is released or compromised, the others shall continue to be liable in respect of that obligation.

21.	REMEDIES AND WAIVERS

21.1	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall affect that right, power or remedy or operate as a waiver thereof.

21.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.

21.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

22.	ASSIGNMENT

Prohibition on Assignment

22.1	Subject to the remaining provisions of this clause 22 (Assignment), no BE Party may at any time:

(A)	assign all or any part of the benefit of, or its rights or benefits under, this Agreement; or

(B)	make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights and benefits under, this Agreement; or

(C)	sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement.

Intra-Group Assignment

22.2	Each BE Party may assign and transfer all or any part of its rights, benefits and obligations under this Agreement to a wholly-owned Subsidiary of the Group or to the Ultimate Parent Company if:

(A)	the assignee has a Power Station transferred to it by a BEG Entity;

(B)	the assignee holds all necessary regulatory consents and approvals for (a) undertaking the Operation of that Power Station and (b) Decommissioning and Discharging Uncontracted Liabilities in relation to that Power Station if the nuclear reactors at the Power Station have permanently ceased generating electricity;

(C)	the assignee delivers to NLF and the Secretary of State a duly completed and executed Deed of Adherence;

(D)	NLF and the Secretary of State have received all of the documents and other evidence listed in Part 2 of Schedule 6 (Form of Deed of Adherence) in relation to that assignee;

(E)	the assignee has entered into a deed of adherence in respect of, and in accordance with the terms of, the NLFA, the Option Agreement and the Historic Liabilities Funding Agreement; and

(F)	the assignee has become an Additional Guarantor in accordance with the Guarantee and has delivered all documents in connection therewith.

22.3	The transferring party hereby undertakes to NLF and the Secretary of State to procure that any assignee referred to in clause 22.2 shall hold all the necessary regulatory consents and approvals referred to in clause 22.2(B).

22.4	Each BE Party hereby accepts and agrees that any new party executing a Deed of Adherence shall upon execution of that deed be treated for all purposes as if the new party had executed this Agreement subject only to the provisions of the Deed of Adherence.

Assignment to Third Parties

22.5	Each BE Party may assign and transfer all or any part of its rights, benefits and obligations under this Agreement to any person which is not a wholly-owned Subsidiary of the Group or the Ultimate Parent Company. Any such assignment or transfer must be effected pursuant to, and in accordance with, the provisions of clause 33.3 of the NLFA, such provisions to apply mutatis mutandis to an assignment or transfer under this Agreement.

Disclosure of Information

22.6	Each BE Party may disclose to a proposed assignee information in its possession relating to the provisions of this Agreement and the other parties which it is necessary to disclose for the purposes of the proposed assignment, notwithstanding the provisions of clause 26 (Confidentiality). That disclosure shall be made with the prior approval in writing of the other parties where the information is not publicly available.

Successor Government Entity

22.7	The Secretary of State may at any time assign all or any part of the benefit of her rights or benefits under this Agreement and/or any causes of action arising in connection with this Agreement to their successors in title, a Minister of the Crown, the Treasury, a department, non-departmental body or other agency of the Crown, any body corporate established by statute some or all of the members of which are appointed by a Minister of the Crown or other government entity or any person directly or indirectly wholly owned by, or held on trust for, the Secretary of State or other Minister of the Crown.

22.8	The NLF may (subject to receipt of the prior written consent of the Secretary of State) at any time assign all or any part of the benefit of its rights or benefits under this Agreement and/or any causes of action arising in connection with this Agreement to their successors in title, a Minister of the Crown, the Treasury, a department, non-departmental body or other agency of the Crown, any body corporate established by statute some or all of the members of which are appointed by a Minister of the Crown or other government entity or any person directly or indirectly wholly owned by, or held on trust for, the Secretary of State or other Minister of the Crown.

23.	ENTIRE AGREEMENT

23.1	This Agreement and the other Liabilities Documents constitute the whole and only agreement between the parties relating to the subject matter of this Agreement and the other Liabilities Documents.

23.2	Each party acknowledges that in entering into this Agreement and the other Liabilities Documents it is not relying upon any pre-contractual statement which is not set out in this Agreement and the other Liabilities Documents.

23.3	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in one or more of the other Liabilities Documents.

23.4	For the purposes of this clause 23 (Entire Agreement), “pre-contractual statement” means any draft agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of one or more of the other Liabilities Documents made or given by any person at any time prior to the execution of this Agreement by all parties to it.

24.	NOTICES

24.1	A notice under this Agreement shall only be effective if it is in writing. Telexes and e-mail notices are not permitted but faxes are permitted.

24.2	Notices under this Agreement shall be sent to a party at its address or facsimile number and for the attention of the individual set out below:

Party	Address	Facsimile No.	Attention
The Secretary of State	One Victoria Street, London SW1H 0ET	*****	Head of British Energy Team, Energy Group

NLF	78 Hatton Garden London EC1N 8JA	*****	Company Secretary

BEG	c/o The Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	*****	Company Secretary, British Energy Group plc

BEG(UK)	c/o The Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	*****	Company Secretary, British Energy Group plc

BE plc	c/o The Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	*****	Company Secretary, British Energy Group plc

Holdings	c/o The Company Secretary, British Energy Group plc, Systems House, Alba Campus, Livingston EH54 7EG	*****	Company Secretary, British Energy Group plc

provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 24 (Notices). That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

24.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class post from the UK to a UK address, two clear Business Days after the date of posting;

(C)	if sent by first class post to an address abroad, five clear Business Days after the date of posting; and

(D)	if sent by facsimile, when clearly received in full.

24.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

24.5	The provisions of this clause 24 (Notices) shall not apply in relation to the service of Service Documents.

25.	ANNOUNCEMENTS

25.1	Subject to clause 25.2 and 25.3, no announcement concerning the subject matter of this Agreement or any ancillary matter shall be made by any party without the prior written approval of the others, that approval not to be unreasonably withheld or delayed.

25.2	A party may, after consultation with the other parties, make an announcement concerning the subject matter of this Agreement or any ancillary matter if required by:

(A)	law; or

(B)	any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the London Stock Exchange, the UK Listing Authority, the Financial Services Authority or the UK Panel on Takeovers and Mergers, whether or not the requirement has the force of law.

25.3	The Secretary of State may make an announcement to Parliament concerning the subject matter of this Agreement or any ancillary matter if she considers that it is appropriate to do so pursuant to her duty to Parliament, but where reasonably practicable shall consult with BE plc prior to such announcement.

25.4	The restrictions contained in this clause 25 (Announcements) shall continue to apply without limit in time.

26.	CONFIDENTIALITY

26.1	Each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	the negotiations relating to this Agreement;

(C)	the subject matter of this Agreement;

(D)	the business and operations, assets, liabilities and financial position of the Group; or

(E)	another party.

26.2	Each party shall:

(A)	not disclose any such confidential information to any person other than any of its directors or employees or those of any of the Group who needs to know such information in order to discharge his duties; and

(B)	procure that any person to whom any such confidential information is disclosed by it complies with the restrictions contained in this clause 26 (Confidentiality) as if such person were a party to this Agreement.

26.3	Notwithstanding the other provisions of this clause 26 (Confidentiality), any party may disclose confidential information:

(A)	if and to the extent required by law (including, for the purposes of this clause 26.3(A), applicable accounting standards) or for the purpose of any judicial proceedings;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including (amongst other bodies) the UK Listing Authority, the London Stock Exchange, the Financial Services Authority or the UK Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law;

(C)	if and to the extent required to vest the full benefit of this Agreement in that party;

(D)	if and to the extent required for the purpose of any dispute resolution pursuant to clause 18 (Dispute Resolution);

(E)	to its professional advisers, auditors and bankers;

(F)	if and to the extent the information has come into the public domain through no fault of that party;

(G)	to the extent necessary to enable the party to perform its obligations under this Agreement;

(H)	if and to the extent the other parties have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed;

(I)	pursuant to clause 22.6; or

(J)	to any of the following:

(i)	the Bondholders and the Consenting Bondholders (each as defined in the Creditor Restructuring Agreement);

(ii)	Enron Capital and Trade Resources International Corporation, Total Gas & Power Limited and Teesside Power Limited;

(iii)	the EPL Lenders (as defined in the Creditor Restructuring Agreement);

and their respective actual or potential transferees, their respective professional advisers, auditors and bankers, and, if and to the extent required by any regulatory body or governmental body to which any of the entities referred to above respectively is subject or submits, whether or not the requirement for information has the force of law.

Any information to be disclosed pursuant to paragraph (A), (B) or (C) shall be disclosed only after notice to the other parties.

26.4	NLF acknowledges that it may receive price-sensitive information pursuant to this Agreement and that the use of such information may be regulated or prohibited by law. NLF shall not unlawfully disclose any such information to another person or otherwise unlawfully make use or take advantage of such information.

26.5	Notwithstanding any other provision of this clause 26 (Confidentiality), the Secretary of State may disclose information to Parliament to the extent that she considers that it is appropriate to do so pursuant to her duty to Parliament but where reasonably practicable shall consult with BE plc prior to such disclosure.

26.6	The restrictions contained in this clause 26 (Confidentiality) shall apply without limit in time.

27.	COSTS AND EXPENSES

Except as otherwise agreed in writing or as stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other documents referred to in it.

28.	COUNTERPARTS

28.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

28.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

29.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

30.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

31.	CHOICE OF GOVERNING LAW

This Agreement is to be governed by and construed in accordance with English law.

32.	JURISDICTION

32.1	The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any Proceedings may be brought in the English courts.

32.2	Any Proceedings may also be brought in the courts of Scotland.

32.3	Any party may bring Proceedings in any court which has jurisdiction other than by virtue of clause 33 (Agent for Service).

32.4	This clause 32 (Jurisdiction) shall not limit the right of any party to bring Proceedings, to the extent permitted by law, in the courts of more than one jurisdiction at the same time.

32.5	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any like ground, to the taking of Proceedings by another party in any court in accordance with this clause 32 (Jurisdiction). Each party also agrees that a judgment against it in Proceedings brought in any jurisdiction in accordance with this clause 32 (Jurisdiction) shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

32.6	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts and of any other court in which Proceedings may be brought in accordance with this clause 32 (Jurisdiction).

32.7	This clause 32 (Jurisdiction) is subject to the provisions of clause 18 (Dispute Resolution).

33.	AGENT FOR SERVICE

33.1	Each of BEG(UK), BE plc and Holdings (the “Appointing Parties”) irrevocably appoints BEG to be its agent for the receipt of Service Documents and each agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules 1998 (as amended).

33.2	If the agent of the Appointing Parties at any time ceases for any reason to act as such for any of the Appointing Parties, that or those Appointing Parties shall appoint a replacement agent having an address for service in England and Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the Secretary of State shall be entitled by notice to appoint a replacement agent to act on behalf of the Appointing Parties. The provisions of this clause 33 (Agent for Service) applying to service on an agent apply equally to service on a replacement agent.

33.3	A copy of any Service Document served on an agent of one or both of the Appointing Parties shall be sent by post to the relevant Appointing Party or Parties. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

33.4	NLF irrevocably appoints PKF of 78 Hatton Garden, London EC1N 8JA (Attn: David Venus) to be its agent for the receipt of Service Documents and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules 1998 (as amended).

33.5	If the agent of NLF at any time ceases for any reason to act as such NLF shall appoint a replacement agent having an address for service in England and Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, BE plc shall be entitled by notice to appoint a replacement agent to act on behalf of NLF. The provisions of this clause 33 (Agent for Service) applying to service on an agent apply equally to service on a replacement agent.

33.6	A copy of any Service Document served on an agent of NLF shall be sent by post to NLF. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

Schedule 1

Power Stations

Part 1: Power Stations

1.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 61 dated on or after 25 March 1996 and known as Dungeness “B” station.

2.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 59 dated on or after 25 March 1996 and known as Hartlepool nuclear power station.

3.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 60 dated on or after 25 March 1996 and known as Heysham 1 station.

4.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 60 dated on or after 25 March 1996 and known as Heysham 2 station.

5.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 62 dated on or after 25 March 1996 and known as Hinkley Point “B” station.

6.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. 63 dated on or after 25 March 1996 and known as Sizewell “B” station.

7.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. Sc 11 dated on or after 25 March 1996 and known as Hunterston “B” station.

8.	The land described in Part 1 of and the nuclear installations described in Part II of Schedule 1 to Nuclear Site Licence No. Sc 10 dated on or after 25 March 1996 and known as Torness nuclear power station.

Part 2: Scheduled Closure Dates

Station	Scheduled Closure Date
Dungeness B	31 March, 2008
Hartlepool	31 March, 2014
Heysham 1	31 March, 2014
Heysham 2	31 March, 2023
Hinkley Point B	31 March, 2011
Sizewell B	31 March, 2035
Hunterston B	31 March, 2011
Torness	31 March, 2023

Schedule 2

Calculation of NLF Payment Percentage

The NLF Payment Percentage will be 65 per cent. as at the Restructuring Date and will be subject to the adjustments detailed in this Schedule 2 (Calculation of NLF Payment Percentage) thereafter.

1.	ISSUE OF ORDINARY SHARES

If and wherever BE plc: (i) issues Ordinary Shares or sells Ordinary Shares held as Treasury Shares after the Restructuring Date other than an issue or sale (as the case may be) at less than 95 per cent. of the Current Market Price as at the date of such issue or sale; or (ii) issues Ordinary Shares after the Restructuring Date as a result of the exercise of rights, granted on or after the Restructuring Date, of conversion into, exchange or subscription for, or purchase of, such Ordinary Shares (including Ordinary Shares issued for cash pursuant to rights to subscribe for or purchase such Ordinary Shares under the Warrants (as defined in the Creditors Restructuring Agreement)) (each, a “Share Issue”), the NLF Payment Percentage shall be reduced as follows from the date of the Share Issue:

P	=	x × y
y + z(1 – x)

where:

P	is the new NLF Payment Percentage expressed as a decimal;

x	is the NLF Payment Percentage previously in effect expressed as a decimal;

y	is the number of Ordinary Shares and Conversion Shares in issue prior to the Share Issue (excluding any Ordinary Shares held by BE plc as Treasury Shares); and

z	is the number of Ordinary Shares issued or sold out of treasury by BE plc pursuant to the Share Issue.

2.	PAYMENT OF CASH DISTRIBUTIONS AND NLF PAYMENTS

(A)	If and whenever BE plc makes any Cash Distribution or an NLF Payment is made the NLF Payment Percentage shall be adjusted on the relevant Record Date for that Cash Distribution or the relevant NLF Payment Date (as the case may be) as follows:

(A × B)/(1 – A)
B /(1 – A) + (((1 – G)/G × C) + ((1 – A)/A × F) – D)/ E

where:

A	is the current NLF Payment Percentage expressed as a decimal;

B	is the number of Ordinary Shares and Conversion Shares in issue at the relevant Record Date or NLF Payment Date (as the case may be);

C	is the NLF Payment, if any;

D	is an amount equal to such Cash Distribution, if any;

E	is the average of the middle market quotation for an Ordinary Share derived from the Daily Official List of the London Stock Exchange for the 60 days immediately preceding the date of the Cash Distribution or NLF Payment Date;

F	is any Additional Payment made pursuant to paragraph 2(B) below; and

G	is the Weighted Average Payment Percentage as at the relevant Record Date or NLF Payment Date (as the case may be).

(B)	If BE plc makes any Cash Distribution which is more than:

(1 – G)	× C
G

BE plc may elect to make a further payment to the NLF (an “Additional Payment”), at the same time as such Cash Distribution, equal or up to:

(A × D)	– C ×	(1 – G	×	A	)
(1 – A)		G		1 – A

where A, D and G have the same meanings as in paragraph 2(A) above and C is the NLF Payment (if any) made at the same time as such Cash Distribution, provided that BE plc shall not make any Additional Payment to the extent it reduces the NLF Payment Percentage to less than the NLF Payment Percentage prevailing immediately prior to the Cash Distribution being made.

3.	PARTIAL EXERCISE OF NLF CONVERSION RIGHTS

Any partial exercise by NLF of the NLF Conversion Rights shall reduce the NLF Payment Percentage as follows from the date of exercise:

P = B – (A × B)

where:

P	is the new NLF Payment Percentage expressed as a percentage;

A	is the percentage of the NLF Conversion Rights available to NLF immediately prior to such exercise exercised by NLF expressed as a decimal; and

B	is the NLF Payment Percentage in effect immediately prior to such partial exercise expressed as a percentage.

4.	FURTHER ADJUSTMENTS TO THE NLF PAYMENT PERCENTAGE

If any of the events described in paragraphs (A) to (G) below (each an “Adjustment Event”) occur the NLF Payment Percentage shall be adjusted. Adjustments will be by reference to C, where C is a nominal “Conversion Factor” per Ordinary Share, being 100 as at the Restructuring Date, as adjusted from time to time pursuant to paragraphs (A) to (G) below.

The NLF Payment Percentage immediately following an Adjustment Event shall be equal to:

N (expressed as a percentage) E + N

where:

E	is the number of Ordinary Shares and Conversion Shares in issue immediately following the Adjustment Event; and

N	is the number of Conversion Shares to be issued to NLF upon exercise in full of the NLF Conversion Rights immediately following the Adjustment Event and is equal to:

Nt × Ct
C

where:

Nt	is the number of Conversion Shares to be issued to NLF upon exercise in full of the NLF Conversion Rights immediately prior to the Adjustment Event;

Ct	is the Conversion Factor immediately prior to the Adjustment Event; and

C	is the Conversion Factor immediately following the Adjustment Event.

The adjustments to the Conversion Factor described in paragraphs (A) to (G) below will result in adjustments to C (and consequently the NLF Payment Percentage) in accordance with the above.

(A)	Capital Distributions

Subject to paragraph (H) below, if and whenever BE plc pays or makes any Capital Distribution to the Ordinary Shareholders, the Conversion Factor shall be adjusted by multiplying the Conversion Factor in force immediately prior to such Capital Distribution by the following fraction:

A –	(	B –	D	)
Nt
A

where:

A	is the Current Market Price of one Ordinary Share on the Dealing Day last preceding the date on which the Capital Distribution is publicly announced;

B	is the Fair Market Value on the date of such announcement of the portion of the Capital Distribution attributable to one Ordinary Share; and

D	is the amount of any payment notified and paid to NLF by BE plc prior to or at the same time as such Capital Distribution (where does not exceed B).

Any payments referred to in D above shall be at the discretion of BE plc, shall be made in addition to any other payment obligations of any member of the Group under this Agreement and must not result in a reduction to the NLF Payment Percentage below the NLF Payment Percentage prevailing immediately prior to such Capital Distribution. Any adjustment to the NLF Payment Percentage as a result of such payment shall become effective on the Record Date of the Capital Distribution to which it relates is made.

(B)	Issue by Way of Rights

If and whenever BE plc issues Ordinary Shares to Ordinary Shareholders as a class by way of rights, or grants to Ordinary Shareholders as a class by way of rights, options, warrants or other rights to subscribe for or purchase any Ordinary Shares, in each case at a price per Ordinary Share which is less than 95 per cent. of the Current Market Price per Ordinary Share on the Dealing Day last preceding the date of the announcement of the terms of the issue or grant of such Ordinary Shares, options, warrants or other rights, the Conversion Factor shall be adjusted by multiplying the Conversion Factor in force immediately prior to such issue or grant by the following fraction:

A + B
A + C

where:

A	is the number of Ordinary Shares and Conversion Shares in issue immediately before such announcement;

B	is the number of Ordinary Shares which the aggregate consideration (if any) payable for the Ordinary Shares issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Ordinary Shares comprised therein would purchase at such Current Market Price per Ordinary Share; and

C	is the number of Ordinary Shares issued or, as the case may be, comprised in the issue or grant.

Such adjustment shall become effective on the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the London Stock Exchange.

(C)	Issue of Securities

Subject to paragraph (H) below, if and whenever BE plc issues any Securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase any Ordinary Shares) to Ordinary Shareholders as a class by way of rights or grants to Ordinary Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any Securities (other than Ordinary Shares or options, warrants or other rights to subscribe for or purchase any Ordinary Shares), the Conversion Factor shall be adjusted by multiplying the Conversion Factor in force immediately prior to such issue or grant by the following fraction:

A –	(	B –	D	)
Nt
A

where:

A	is the Current Market Price of one Ordinary Share on the Dealing Day immediately preceding the date on which the terms of such issue or grant are publicly announced;

B	is the Fair Market Value on the date of such announcement of the portion of the rights attributable to one Ordinary Share; and

D	is the amount of any payment notified and paid to NLF by BE plc prior to or at the same time as such issue of Securities (where does not exceed B).

Any payments referred to in D above shall be at the discretion of BE plc, shall be made in addition to any other payment obligations of any member of the Group under this Agreement and must not result in a reduction to the NLF Payment Percentage below the NLF Payment Percentage prevailing immediately prior to such issue of Securities. Any adjustment to the NLF Payment Percentage as a result of such payment shall become effective on the first date on which the Ordinary Shares are traded ex-rights, ex-options or ex-warrants on the London Stock Exchange.

(D)	Issue of Ordinary Shares

If and whenever BE plc (i) issues (otherwise than as mentioned in paragraph (B) above) wholly for cash any Ordinary Shares (other than Conversion Shares issued on the exercise of the NLF Conversion Rights or on the exercise of the Warrants (as defined in the Creditors Restructuring Agreement) or of any other rights of conversion into, or exchange or subscription for, or purchase of, Ordinary Shares), or (ii) grants (otherwise than as mentioned in paragraph (B) above) wholly for cash any options, warrants or other rights to subscribe for or purchase any Ordinary Shares, or sell any Ordinary Shares previously held as Treasury Shares wholly for cash in each case at a price per Ordinary Share in respect of which the aggregate consideration receivable (whether at the time of grant or upon exercise of the rights to subscribe for or purchase such Ordinary Shares) is less than 95 per cent. of the Current Market Price per Ordinary Share on the Dealing Day last preceding the date of announcement of the terms of such issue or grant, the Conversion Factor shall be adjusted by multiplying the Conversion Factor in force immediately prior to such issue or grant by the following fraction:

A + B
A + C

where:

A	is the number of Ordinary Shares and Conversion Shares in issue immediately before the issue of such additional Ordinary Shares or the grant of such options, warrants or rights or the sale of such Treasury Shares;

B	is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the issue of such Ordinary Shares or, as the case may be, for the Ordinary Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights would purchase at such Current Market Price per Ordinary Share; and

C	is the maximum number of Ordinary Shares to be issued pursuant to such issue of such additional Ordinary Shares or upon exercise of such options, warrants or rights or to be sold pursuant to the sale of the Treasury Shares.

Such adjustment shall become effective on the Record Date for such issue of additional Ordinary Shares or, as the case may be, the grant of such options, warrants or rights.

(E)	Issue of Convertible Securities

If and whenever BE plc or any Subsidiary or (at the direction or request of or pursuant to any arrangements with BE plc or any Subsidiary) any other company, person or entity issues wholly for cash (otherwise than as mentioned in paragraphs (B), (C) or (D) above) any Securities (other than the New Bonds or the Conversion Shares) which by their terms of issue carry rights of conversion into, or exchange or subscription for, or purchase of, Ordinary Shares issued or to be issued by BE plc (or shall grant any such rights in respect of existing Securities so issued) or carry rights which may entitle such Securities to be redesignated as Ordinary Shares (other than the Conversion Shares), and the consideration per Ordinary Share receivable upon conversion, exchange, subscription or redesignation is less than 95 per cent. of the Current Market Price per Ordinary Share on the Dealing Day last preceding the date of announcement of the terms of issue of such Securities (or the terms of such grant), the Conversion Factor shall be adjusted by multiplying the Conversion Factor in force immediately prior to such issue (or grant) by the following fraction:

A + B
A + C

where:

A	is the number of Ordinary Shares and Conversion Shares in issue immediately before such issue or grant;

B	is the number of Ordinary Shares which the aggregate consideration (if any) receivable for the Ordinary Shares to be issued upon conversion or exchange or upon exercise of the right of subscription or purchase attached to such Securities or, as the case may be, for the Ordinary Shares to be issued or to arise from any such redesignation would purchase at such Current Market Price per Ordinary Share; and

C	is the maximum number of Ordinary Shares to be issued upon conversion or exchange of such Securities or upon the exercise of such rights of subscription or purchase attached thereto at the initial conversion, exchange, subscription or purchase price or rate or, as the case may be, the maximum number of Ordinary Shares to be issued or to arise from any such redesignation.

Such adjustment shall become effective on the date of issue or grant.

(F)	Modification of Rights

If and whenever there shall be any modification of the rights of conversion, exchange, subscription or purchase attaching to any such Securities as are mentioned in paragraph (E) above (other than in accordance with the terms (including terms as to adjustment) applicable to such Securities) so that following such modification the consideration per Ordinary Share receivable upon conversion, exchange, subscription or purchase is less than 95 per cent. of the Current Market Price per Ordinary Share on the Dealing Day last preceding the date of announcement of the proposals for such modification, the Conversion Factor shall be adjusted by multiplying the Conversion Factor in force immediately prior to such modification by the following fraction:

A + B
A + C

where:

A	is the number of Ordinary Shares and Conversion Shares in issue immediately before such modification;

B	is the number of Ordinary Shares which the aggregate consideration (if any) receivable by BE plc for the Ordinary Shares to be issued upon conversion or exchange or upon exercise of the right of subscription or purchase attached to such Securities, in each case as so modified, would purchase at such Current Market Price per Ordinary Share or, if lower, the existing conversion, exchange, subscription or purchase price of such Securities; and

C	is the maximum number of Ordinary Shares to be issued upon conversion or exchange of such Securities or upon the exercise of such rights of subscription or purchase attached thereto at the modified conversion, exchange, subscription or purchase price or rate but giving credit in such manner as an independent investment bank of international repute, selected by BE plc and approved in writing by NLF, shall, acting as an expert, consider appropriate for any previous adjustment under this paragraph or paragraph (E) above.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange, subscription or purchase attaching to such Securities.

(G)	Offer of Securities

Subject to paragraph (H) below, if and whenever BE plc or any of the Subsidiaries or (at the direction or request of, or pursuant to any arrangements with, BE plc or any of the Subsidiaries) any other company, person or entity shall offer any Securities in connection with which offer Ordinary Shareholders as a class are entitled to participate in arrangements whereby such Securities may be acquired by them (except where the Conversion Factor falls to be adjusted under paragraph (B) (or would fall to be so adjusted if the relevant issue or grant was at a price less than 95 per cent. of the Current Market Price per Ordinary Share on the relevant Dealing Day) or paragraph (C) above) the Conversion Factor shall be adjusted by multiplying the Conversion Factor in force immediately before the making of such offer by the following fraction:

A –	(	B –	D	)
Nt
A

where:

A	is the Current Market Price of one Ordinary Share on the Dealing Day immediately preceding the date on which the terms of such offer are publicly announced;

B	is the Fair Market Value on the date of such announcement of the portion of the relevant offer attributable to one Ordinary Share; and

D	is the amount of any payment notified and paid to NLF by BE plc prior to or at the same time as such offer of Securities

(where	D	does not exceed B).
Nt

Any payments referred to in D above shall be at the discretion of BE plc, shall be made in addition to any other payment obligations of any member of the Group under this Agreement and must not result in a reduction to the NLF Payment Percentage below the NLF Payment Percentage prevailing immediately prior to such offer of Securities.

Any adjustment to the NLF Payment Percentage as a result of such payment shall become effective on the first date on which the Ordinary Shares are traded ex-rights on the London Stock Exchange.

(H)	Further Adjustments

(i)	If either:

(a)	any party determines that an adjustment should be made to the NLF Payment Percentage as a result of one or more events or circumstances not referred to in paragraphs (A) to (G) above (even if the relevant event or circumstance is specifically excluded from the operation of paragraphs (A) to (G) above); or

(b)	paragraph (A), (C) or (G) would otherwise apply but the value of

(	B -	D	)	would equal or exceed A,
Nt

NLF and BE plc shall request the Investment Bank to determine as soon as practicable what adjustment (if any) to the Conversion Factor is fair and reasonable to take account thereof and the date on which such adjustment should take effect.

(ii)	Upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided that an adjustment shall only be made pursuant to this paragraph (H) if such investment bank is so requested to make such a determination not more than 50 Business Days after the date on which the relevant event or circumstance arises, and provided that where the circumstances giving rise to any adjustment pursuant to this Schedule 2 (Calculation of NLF Payment Percentage) have already resulted or will result in an adjustment to the Conversion Factor or where the circumstances giving rise to any adjustment arise by virtue of any other circumstances which have already given or will give rise to an adjustment to the Conversion Factor, such modification (if any) shall be made to the operation of the provisions of this Schedule 2 (Calculation of NLF Payment Percentage) as may be advised by the Investment Bank to be in their opinion appropriate to give the intended result.

(iii)	The fees charged by the Investment Bank for making such a determination shall be shared equally by NLF and BE plc.

5.	SUPPLEMENTARY PROVISIONS RELATING TO ADJUSTMENT OF THE CONVERSION FACTOR

(A)	Where more than one event which gives or may give rise to an adjustment to the Conversion Factor occurs within such a short period of time that in the opinion of the Investment Bank the foregoing provisions would need to be operated subject to some modification in order to give the intended result, such modification shall be made to the operation of the foregoing provisions as may be advised by such Investment Bank to be in its opinion appropriate in order to give such intended result.

(B)	No adjustment will be made to the Conversion Factor where Ordinary Shares or other Securities (including rights, warrants and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees or former employees (including directors holding or formerly holding executive office) of BE plc or any of its Subsidiaries or any associated company or to trustees to be held for the benefit of any such person, in any such case pursuant to any employees’ share scheme (as defined in section 743 Companies Act 1985).

(C)	If any doubt shall arise as to the appropriate adjustment to the Conversion Factor, a certificate of the Investment Bank shall be conclusive and binding on all concerned, save in the case of manifest or proven error.

(D)	On any adjustment, the resultant Conversion Factor shall be rounded down to two decimal places. Any amount by which the Conversion Factor has been rounded down, shall be carried forward and taken into account in any subsequent adjustment.

6.	DEFINITIONS

For the purposes of this Agreement “Current Market Price” means, in respect of an Ordinary Share at a particular date, the average of the bid and offer quotations published in the London Stock Exchange Daily Official List for one Ordinary Share for the five consecutive Dealing Days (in respect of which such quotations are published) ending on the Dealing Day (in respect of which such quotations are published) immediately preceding such date, provided that if at any time during the said five day period the Ordinary Shares shall have been quoted ex-dividend or ex-any other entitlement and during some other part of that period the Ordinary Shares shall have been quoted cum-dividend or cum-any other entitlement then:

(i)	if the Ordinary Shares to be delivered do not rank for the dividend or entitlement in question, the quotations on the dates on which the Ordinary Shares shall have been quoted cum-dividend or cum-any other entitlement shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other cash entitlement or, as the case may be, the value (as determined by the Investment Bank) of any entitlement or dividend (where that is other than cash) per Ordinary Share (excluding, in the case of a dividend in cash, any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom); or

(ii)	if the Ordinary Shares to be delivered do rank for the dividend or entitlement in question, the quotations on the dates on which the Ordinary Shares shall have been quoted ex-dividend or ex-any other entitlement shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount, and provided further that if the Ordinary Shares on each of the said five Dealing Days have been quoted cum-dividend or cum-any other entitlement in respect of a dividend or entitlement which has been declared or announced but the Ordinary Shares to be delivered do not rank for that dividend or entitlement, the quotations on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the amount of that dividend or other cash entitlement, or as the case may be, the value (as determined by the Investment Bank) of any entitlement or dividend (where that is other than cash) per Ordinary Share (excluding, in the case of a dividend in cash, any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the United Kingdom).

Schedule 3

Covenants

1.	BE plc covenants to the Secretary of State and NLF that, prior to NLF’s entitlement to NLF Payments being satisfied in full by the exercise of the NLF Conversion Rights, it shall:

(A)	not issue any shares other than Ordinary Shares save as contemplated by the terms of the restructuring referred to in the recitals to this Agreement without the prior written consent of NLF;

(B)	keep available for issue, free from pre-emptive rights or other similar rights out of its authorised but unissued share capital such number and class of shares as would enable the NLF Conversion Right and all rights of subscription and exchange for and conversion into Ordinary Shares to be satisfied in full;

(C)	use all reasonable endeavours to obtain and deliver to NLF any necessary report under section 103 of the Companies Act 1985 upon exercise of the NLF Conversion Rights;

(D)	use all reasonable endeavours to procure that any Ordinary Shares to be issued upon, or resulting from conversion of the Conversion Shares (including any shares issued under clause 11.7), are admitted to the Official List of the UKLA and to trading on the London Stock Exchange as soon as reasonably practicable after the date on which NLF notifies BE plc that it intends to dispose of Conversion Shares pursuant to clause 11.8, and in relation to the preparation for such admission, shall consult with NLF and provide such information relating thereto as NLF may reasonably request;

(E)	if (i) any offer is made to (a) all (or as nearly as may be practicable all) Ordinary Shareholders or (b) all (or as nearly as may be practicable all) Ordinary Shareholders other than the offeror and/or any associate of the offeror (as defined in section 430E(4) of the Companies Act 1985) to acquire the whole or any part of the issued ordinary share capital of BE plc, or (ii) if any person proposes a scheme with regard to such acquisition, give notice of such offer or scheme to NLF at the same time as any notice thereof is sent to its Ordinary Shareholders (or as soon as practicable thereafter) and use reasonable endeavours to ensure that NLF is given the opportunity of exercising the NLF Conversion Rights prior to expiry of the offer and that the offer extends to the shares issued to NLF upon conversion;

(F)	not make any Cash Distribution or Capital Distribution in respect of Ordinary Shares to the extent that the aggregate of the Cash Distributions paid and Capital Distributions made in respect of the Ordinary Shares since the Restructuring Date would exceed the aggregate of A x (1-P) for each Financial Period since the Restructuring Date, where, in respect of each Financial Period:

A	is the greater of zero and the Adjusted Net Cash Flow for that Financial Period; and

P	is the Weighted Average Payment Percentage for that Financial Period,

unless at or prior to the date on which the Cash Distribution or Capital Distribution is made, an Additional Payment is made to NLF equal or up to:

(A × D)	– C ×	(1 – G	×	A	)
(1 – A)		G		1 – A

as provided for in paragraph 2(B) of Schedule 2 (Calculation of NLF Payment Percentage);

(G)	make additional payments to NLF pursuant to Schedule 2 (Calculation of NLF Payment Percentage) and do or desist from doing any other act to the extent necessary to prevent the NLF Payment Percentage exceeding 65 per cent.;

(H)	not in any way modify the rights attaching to the Ordinary Shares with respect to voting, dividends or liquidation nor issue any other class of equity share capital carrying any rights which are more favourable than such rights but so that, subject to the other provisions of this Agreement, nothing in this paragraph (H) shall prevent:

(i)	any consolidation, reclassification or subdivision of the Ordinary Shares or the conversion of any Ordinary Shares into stock or vice versa; or

(ii)	any issue of equity share capital where the issue of such equity share capital results in an appropriate adjustment to the NLF Payment Percentage in accordance with Schedule 2 (Calculation of NLF Payment Percentage);

(I)	procure that no Securities (other than Ordinary Shares), whether (i) issued by BE plc or any of its Subsidiaries or procured by BE plc or any of its Subsidiaries to be issued or (ii) issued without rights to convert into or exchange or subscribe for Ordinary Shares, shall subsequently be granted such rights exercisable at a consideration per Ordinary Share which is less than 95 per cent. of the Current Market Price per Ordinary Share at the close of business on the last Dealing Day preceding the date of the announcement of the proposed inclusion of such rights unless the same gives rise to an appropriate adjustment to the NLF Payment Percentage in accordance with Schedule 2 (Calculation of NLF Payment Percentage);

(J)	not reduce its issued share capital, or any uncalled liability in respect thereof, or any non-distributable reserves, except:

(i)	pursuant to the terms of issue of the relevant share capital;

(ii)	by means of a purchase or redemption of share capital to the extent permitted by applicable law;

(iii)	by way of transfer to reserves as permitted under applicable law;

(iv)	as permitted by section 130(2) of the Companies Act; or

(v)	where the reduction is permitted by applicable law and results in an appropriate adjustment to the NLF Payment Percentage in accordance with Schedule 2 (Calculation of NLF Payment Percentage); and

(K)	provide NLF with sufficient prior written notice of any event or offer effected by or on behalf of BE plc or any member of the Group which affects or is available to Ordinary Shareholders, so as to ensure that NLF has adequate time to consider carefully, and, if it so decides, to exercise the NLF Conversion Rights (whether wholly or in part) in order to participate in, such offer or event.

2.	Each BE Party covenants to the Secretary of State and NLF that, for so long as any member of the Group owns and operates any Power Station:

(A)	it shall not announce or pay any Cash Distributions or make any Capital Distributions or make or enter into a legally binding commitment to make (or allow any member of the Group to make or enter into a legally binding commitment to make) any acquisitions of any undertaking or participating interest in an undertaking unless:

(i)	as at the end of the immediately preceding Financial Period the amount of Cash and Collateral Amounts (each as disclosed in the Accounts in that Financial Period) equalled or exceeded the aggregate of:

(a)	the NLF Payment (if any) for such preceding Financial Period;

(b)	the amount allocated to the Forecast Expenditure Reserve for the current Financial Period;

(c)	the aggregate amount of such Cash Distributions, Capital Distributions and the aggregate consideration for such acquisitions (less any amount allocated to the Forecast Expenditure Reserve in respect of any such acquisitions); and

(d)	the Target Amount on the date on which such Cash Distribution is declared, Capital Distribution is made or acquisition (or legally binding commitment to make such acquisition) is made; and

(ii)	as at the end of the then current Financial Period the amount of Cash and Collateral Amounts (each to be disclosed in the Accounts in that Financial Period) would or would be likely to equal or exceed the aggregate of:

(a)	the aggregate amount of such Cash Distributions, Capital Distributions and the consideration for such acquisitions; and

(b)	the Target Amount as at the end of the then current Financial Period.

(B)	it shall not incur or enter into any legally binding commitment to incur expenditure (and shall procure that no member of the Group shall incur or enter into any legally binding commitment to incur expenditure) for any purpose other than:

(i)	the Agreed Collateral Purposes in accordance with, and subject to, the Trading Policies;

(ii)	covering lost revenue and costs from outages of generating stations;

(iii)	meeting:

(a)	working capital requirements (including the provision of collateral for such purposes);

(b)	payments or repayments of principal and interest due in respect of outstanding Group Borrowings including, for the avoidance of doubt, any amounts to be paid under a Mandatory Repurchase Offer, as described in the terms applying to the New Bonds; and

(c)	operating costs and expenses of the Group; and

(iv)	funding expenditure in respect of any or all of the Power Stations and/or Eggborough, the primary purpose of which is any of the following:

(a)	maintenance of the Power Stations and/or Eggborough;

(b)	non-recurring maintenance of the Power Stations and/or Eggborough;

(c)	repair of a capital nature to the Power Stations and/or Eggborough;

(d)	enabling aggregate annual output of the Power Stations at a level which is around the highest annual output of the Power Stations in any one of the immediately preceding five Financial Periods (subject to a minimum of 68 TWh), such annual output calculation to be appropriately adjusted as Power Stations are Closed, provided that, without prejudice to the foregoing paragraphs of this paragraph 2(B), this paragraph (d) does not permit capital investment in excess of £20 million per annum (or such higher amount as the Secretary of State may, in her absolute discretion, agree from time to time) where the principal purpose of such capital investment is to enable the extension of the Scheduled Closure Date of one or more of the Power Stations; and/or

(e)	enabling output at Eggborough at a level which is consistent with historical performance levels.

(any such expenditure incurred or to be incurred for purposes other than those set out in paragraph (i), (ii), (iii) or (iv) above being “Restricted Expenditure”) unless either:

(i)	(a)	as at the end of the immediately preceding Financial Period the amount of Cash and Collateral Amounts disclosed in the Accounts equalled or exceeded the aggregate of:

(1)	the NLF Payment (if any) for such preceding Financial Period;

(2)	the amount allocated to the Forecast Expenditure Reserve for the current Financial Period; and

(3)	the Target Amount applying on the date on which the proposed expenditure is to be incurred (or the legally binding commitment to incur such expenditure is made); and

(b)	as at the end of the then current Financial Period the amount of Cash and Collateral Amounts (each to be disclosed in the Accounts in that Financial Period) would or would be likely to equal or exceed the aggregate of:

(1)	the amount of Restricted Expenditure incurred or to be incurred in the then current Financial Period; and

(2)	the Target Amount as at the end of the then current Financial Period; or

(ii)	the Restricted Expenditure is already provided for in the Forecast Expenditure Reserve;

(C)	it shall not use, and shall procure that no member of the Group shall use, amounts allocated to the Forecast Expenditure Reserve for any purposes other than those set out in clause 10.1; and

(D)	it shall (and shall procure that each member of the Group shall): (i) only adopt Trading Policies which are prudent in light of the Group’s on-going financial resources and obligations; and (ii) endeavour to comply with such Trading Polices.

3.	A BE Party will not be deemed to be in breach of:

(A)	paragraph 2(A) if, on the date on which it makes an acquisition of an undertaking or participating interest in an undertaking, it would otherwise be in breach of paragraph 2(A) but, at the time on which it made a legally binding commitment to make that acquisition, it was in compliance with the requirements of that paragraph.

(B)	paragraph 2(B) if, on the date on which it incurs expenditure, it would otherwise be in breach of paragraph 2(B) but, at the time on which it made a legally binding commitment to incur that expenditure, it was in compliance with the requirements of that paragraph.

4.	No member of the Group shall be restricted by paragraph 2 from:

(A)	incurring expenditure, up to a maximum amount of:

(i)	£2,000,000 for the Financial Period ending 31 March 2005;

(ii)	£1,500,000 for the Financial Period ending 31 March 2006; and

(iii)	£1,000,000 for each Financial Period thereafter,

on the development of renewable energy projects (a) identified and agreed by BE plc and the Secretary of State as at the Restructuring Date and (b) which would qualify for ROCs (as defined in Article 2 of The Renewables Obligation Order 2002), including costs incurred in the sale of such projects but excluding any costs of construction;

(B)	exercising one or more options, identified and agreed by BE plc and the Secretary of State as at the Restructuring Date, to purchase wind farm developments pursuant to the “Option to Purchase and Development Services in Relation to Wind Farm Sites” dated 20 November 2001 between British Energy Renewables Ltd and Amec Services Ltd, subject to the aggregate exercise fees paid since 29 November 2002 not exceeding £10,000,000; or

(C)	complying with its obligations under the agreed forms of each of the following:

(i)	the New CTA;

(ii)	the Amended EPL Facility Agreement;

(iii)	the Share Option; and

(iv)	the Asset Option,

(each as defined in the Creditors Restructuring Agreement).

5.	Nothing in this Schedule 3 (Covenants) shall prevent any member of the Group from complying with its obligations under the Liabilities Documents or from implementing the restructuring in accordance with or as contemplated by the Creditors Restructuring Agreement.

6.	As used in this Schedule 3 (Covenants):

“agreed form” has the meaning given to that expression in the Creditors Restructuring Agreement;

“equity share capital” means, in relation to BE plc its issued share capital excluding any part of that capital which, neither as regards dividends nor as regards capital carries any right to participate beyond a specified amount in a distribution; and

“ordinary share capital” means, in relation to BE plc, its issued share capital other than capital in respect of which the holders have a right to a dividend at a fixed rate but have no other right to share in the profits of BE plc.

Schedule 4

Form of NLF Cash Flow Statement

The basis for consolidation of the NLF Cash Flow Statement will be the same as for the Accounts, save that any partly owned subsidiary undertakings or undertaking which NLF has at any time agreed in writing, in its absolute discretion, not being unreasonably withheld, and on such terms as it may specify, shall be excluded from such consolidation. Each NLF Cash Flow statement shall be in the same or a substantially similar form to the following:

Increase/decrease in cash (as per the Accounts)	●
[Reconciling Items][1]	●
Increase/decrease in Cash	●
Plus: Payments to NLF[2]	●
Prior period transfer to Forecast Expenditure Reserve[3]	●
Reduction in Target Amount[4]	●
Cash Distributions paid in the Relevant Period[5]	●
Less: Amounts received from issue or sale of Ordinary Shares[6]	●
Transfer to Forecast Expenditure Reserve in Relevant Period[7]	●
Cash required to be retained to meet Target Amount[8]	●

Adjusted Net Cash Flow	●

Weighted Average Payment Percentage	●

NLF Payment	●

[1]	Description of the items to reconcile cash as per the Accounts to Cash.
[2]	These are the aggregate of any payments made by or on behalf of the Group to or to the order of NLF during the Relevant Period (excluding Decommissioning Payments and PWR Fuel Payments).
[3]	This is the amount allocated or reallocated to the Forecast Expenditure Reserve in respect of the calculation of the Adjusted Net Cash Flow for the preceding period by notice given pursuant to clause 10.1 or 10.4 within the first 10 Business Days of the Relevant Period.
[4]	This is the lesser of (a) the net reduction (if any) to the Target Amount during the Relevant Period made pursuant to clause 9.1(A) and (b) the amount of Cash as at the end of the Financial Period immediately preceding the Relevant Period (as disclosed in the NLF Cash Flow Statement for that Financial Period) less the Target Amount as reduced pursuant to clause 9.1(A).
[5]	This is the aggregate amount paid to shareholders by BE plc by way of Cash Distribution during the Relevant Period.
[6]	This is the aggregate amount received as a result of the issue of Ordinary Shares (including any subscription monies received in respect of the exercise of warrants) or any sale of Ordinary Shares held by BE plc as Treasury Shares out of treasury during the Relevant Period.
[7]	This is the amount allocated or reallocated to the Forecast Expenditure Reserve in respect of the calculation of the Adjusted Net Cash Flow for the Relevant Period by notice given pursuant to clause 10.1 or 10.4 within the first 10 Business Days of the financial period following the Relevant Period.
[8]	This is the net increase in Cash Reserves (if any) in the Relevant Period up to an amount not more than the Target Amount.

Schedule 5

Decommissioning Payments

Decommissioning Payments	Decommissioning Payment Dates
£5,000,000	31 March 2005
£5,000,000	30 June 2005
£5,000,000	30 September 2005
£5,000,000	31 December 2005
£5,000,000	31 March 2006
£5,000,000	30 June 2006
£5,000,000	30 September 2006
£5,000,000	31 December 2006
£5,000,000	31 March 2007
£5,000,000	30 June 2007
£5,000,000	30 September 2007
£5,000,000	31 December 2007
£5,000,000	31 March 2008
£5,000,000	30 June 2008
£5,000,000	30 September 2008
£5,000,000	31 December 2008
£5,000,000	31 March 2009
£5,000,000	30 June 2009
£5,000,000	30 September 2009
£5,000,000	31 December 2009
£5,000,000	31 March 2010
£4,375,000	30 June 2010

Decommissioning Payments	Decommissioning Payment Dates
£4,375,000	30 September 2010
£4,375,000	31 December 2010
£4,375,000	31 March 2011
£4,375,000	30 June 2011
£4,375,000	30 September 2011
£4,375,000	31 December 2011
£4,375,000	31 March 2012
£4,375,000	30 June 2012
£4,375,000	30 September 2012
£4,375,000	31 December 2012
£4,375,000	31 March 2013
£3,125,000	30 June 2013
£3,125,000	30 September 2013
£3,125,000	31 December 2013
£3,125,000	31 March 2014
£3,125,000	30 June 2014
£3,125,000	30 September 2014
£3,125,000	31 December 2014
£3,125,000	31 March 2015
£3,125,000	30 June 2015
£3,125,000	30 September 2015
£3,125,000	31 December 2015
£3,125,000	31 March 2016

Decommissioning Payments	Decommissioning Payment Dates
£1,875,000	30 June 2016
£1,875,000	30 September 2016
£1,875,000	31 December 2016
£1,875,000	31 March 2017
£1,875,000	30 June 2017
£1,875,000	30 September 2017
£1,875,000	31 December 2017
£1,875,000	31 March 2018
£1,875,000	30 June 2018
£1,875,000	30 September 2018
£1,875,000	31 December 2018
£1,875,000	31 March 2019
£1,875,000	30 June 2019
£1,875,000	30 September 2019
£1,875,000	31 December 2019
£1,875,000	31 March 2020
£1,875,000	30 June 2020
£1,875,000	30 September 2020
£1,875,000	31 December 2020
£1,875,000	31 March 2021
£1,875,000	30 June 2021
£1,875,000	30 September 2021
£1,875,000	31 December 2021

Decommissioning Payments	Decommissioning Payment Dates
£1,875,000	31 March 2022
£1,875,000	30 June 2022
£1,875,000	30 September 2022
£1,875,000	31 December 2022
£1,875,000	31 March 2023
£1,875,000	30 June 2023
£1,875,000	30 September 2023
£1,875,000	31 December 2023
£1,875,000	31 March 2024
£1,875,000	30 June 2024
£1,875,000	30 September 2024
£1,875,000	31 December 2024
£1,875,000	31 March 2025
£625,000	30 June 2025
£625,000	30 September 2025
£625,000	31 December 2025
£625,000	31 March 2026
£625,000	30 June 2026
£625,000	30 September 2026
£625,000	31 December 2026
£625,000	31 March 2027
£625,000	30 June 2027
£625,000	30 September 2027

Decommissioning Payments	Decommissioning Payment Dates
£625,000	31 December 2027
£625,000	31 March 2028
£625,000	30 June 2028
£625,000	30 September 2028
£625,000	31 December 2028
£625,000	31 March 2029
£625,000	30 June 2029
£625,000	30 September 2029
£625,000	31 December 2029
£625,000	31 March 2030
£625,000	30 June 2030
£625,000	30 September 2030
£625,000	31 December 2030
£625,000	31 March 2031
£625,000	30 June 2031
£625,000	30 September 2031
£625,000	31 December 2031
£625,000	31 March 2032
£625,000	30 June 2032
£625,000	30 September 2032
£625,000	31 December 2032
£625,000	31 March 2033
£625,000	30 June 2033

Decommissioning Payments	Decommissioning Payment Dates
£625,000	30 September 2033
£625,000	31 December 2033
£625,000	31 March 2034
£625,000	30 June 2034
£625,000	30 September 2034
£625,000	31 December 2034
£625,000	31 March 2035
£625,000	30 June 2035
£625,000	30 September 2035
£625,000	31 December 2035
£625,000	31 March 2036
£625,000	30 June 2036
£625,000	30 September 2036
£625,000	31 December 2036
£625,000	31 March 2037

Schedule 6

Form of Deed of Adherence

Part 1: Form of Deed of Adherence

THIS DEEDPOLL is made on [            ] by [            ], a company incorporated [in/under the laws of] [            ] under registered number [            ], whose registered office is at [            ] (the “Acceding Party”).

WHEREAS:

(A)	By an agreement dated [ ], [ ] transferred to the Acceding Party the nuclear power generating station[s] at [ ] and the electricity generating business relating thereto (the “Power Station[s]”).

(B)	This Deed Poll is entered into in compliance with the terms of clause 22 (Assignment) of the Contribution Agreement dated •, 2004 between (1) the Secretary of State for Trade and Industry, (2) Nuclear Liabilities Fund Limited, (3) British Energy Generation (UK) Limited, (4) British Energy Generation Limited, (5) BE plc and (6) Holdings (as such agreement shall have been or may be amended, supplemented or novated from time to time) (the “Contribution Agreement”).

THIS	DEED POLL WITNESSES as follows:

1.	Words and expressions defined in the Contribution Agreement shall have the same meanings in this Deed Poll unless given a different meaning in this Deed Poll.

2.	The Acceding Party undertakes to adhere to and be bound by the provisions of the Contribution Agreement, and to perform the obligations imposed by the Contribution Agreement which are to be performed on or after the date of this Deed Poll, in all respects as if the Acceding Party were a party to the Contribution Agreement and named therein as a party.

3.	The Acceding Party represents and warrants to the persons referred to in paragraph 4 of this Deed Poll that as at the date hereof:

3.1	it has all necessary regulatory consents and approvals for undertaking (i) the Operation of [the]/[each] Power Station (but only to the extent that the nuclear reactors at each such Power Station have not permanently ceased generating electricity), and (ii) the Decommissioning of [the]/[each] Power Station and the Discharge of Uncontracted Liabilities in relation to [the]/[each] Power Station;

3.2	it is the [owner/operator] of the Power Station;

The Acceding Party also represents, warrants and covenants on the terms set out in clause 20 and 21 of the NLFA.

4.	This Deed Poll is made for the benefit of (a) the original parties to the Contribution Agreement and (b) any other person or persons who after the date of the Contribution Agreement (and whether or not prior to or after the date of this Deed Poll) adheres to the Contribution Agreement.

5.	References in Schedule 1 (Power Stations) of the Contribution Agreement to a power station being licensed to BEG or BEG(UK) shall be construed as a reference to the Power Station being licensed to the Acceding Party.

6.	The address and facsimile number of the Acceding Party for the purposes of clause 24 (Notices) of the Contribution Agreement are as follows:

Party	Address	Facsimile no.	Attention
•	[Its registered office from time to time]	•	•

7.	This Deed Poll shall be governed by and construed in accordance with English law.

8.	The provisions of clause 32 (Jurisdiction) of the Contribution Agreement shall apply equally to this Deed Poll.

9.	[The agent for the receipt of Service Documents on behalf of the Acceding Party for the purposes of clause 33 (Agent for Service) of the Contribution Agreement is • of •.]

IN WITNESS of which this Deed Poll has been executed and delivered by the Acceding Party on the date which first appears above.

[Appropriate execution clause]

Part 2: Additional information to be delivered by a New Party

1.	A certified copy of the Constitutional Documents of the assignee.

2.	A certified copy of a resolution of the board of directors of the assignee:

(A)	approving the terms of, and the transactions contemplated by, the Deed of Adherence and the Liabilities Documents and resolving that it execute the Deed of Adherence; and

(B)	authorising a specified person or persons to execute the Deed of Adherence on its behalf.

3.	A copy of any other authorisation or other document, opinion or assurance which the Secretary of State considers to be necessary or desirable in connection with the entry into and performance by the New Party of the transactions contemplated by the Deed of Adherence or for the validity and enforceability of any Liabilities Document.

4.	Security documentation granting valid first ranking fixed and floating security in favour of NLF, in form and substance reasonably comparable to the security granted in favour of the Secretary of State under or in connection with the Credit Facility Agreement (with such amendments as NLF may reasonably require), to secure the Decommissioning Default Payment, together with all consents and approvals required for the creation of that security and/or such other security documentation as NLF may reasonably require for the purpose of creating security interests in favour of NLF over any or all of the assets and undertaking of the assignee, on such terms as NLF may reasonably require for the purposes of securing the Decommissioning Default Payment.

SIGNATORIES

SECRETARY OF STATE SIGNED by a senior official of the Department of Trade and Industry duly authorised to sign on behalf of the Secretary of State:

SIGNED for and on behalf of NUCLEAR GENERATION DECOMMISSIONING FUND LIMITED acting by:

SIGNED by as attorney for BRITISH ENERGY GENERATION (UK) LIMITED

SIGNED by as attorney for BRITISH ENERGY GENERATION LIMITED

SIGNED by as attorney for BRITISH ENERGY GROUP PLC

SIGNED by as attorney for BRITISH ENERGY HOLDINGS PLC